Exhibit 2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY

AND

AMONG

UMC TEN BROECK, INC.,

DONALD R. DIZNEY,

DAVID A. DIZNEY,

CAPESTRANO HOLDING 12, INC.,

FIRST TEN BROECK TAMPA, INC.

AND

ACADIA MERGER SUB, LLC

Dated as of March 29, 2013

TABLE OF CONTENTS

1. DEFINITIONS	1
1.1 Definitions	1

2. SALE OF SHARES AND CERTAIN RELATED MATTERS	11
2.1 Sale and Transfer of the Shares	11
2.2 Inspection Period; Access to Facilities	11
2.3 Deposit	12
2.4 Interpretation	12

3. FINANCIAL ARRANGEMENTS	13
3.1 Initial Purchase Price	13
3.2 Assumed Liabilities	13
3.3 Allocation of Purchase Price	13
3.4 Prorations	14
3.5 Interest	14

4. TITLE MATTERS; LIENS; LIMITATIONS OF REPRESENTATIONS AND WARRANTIES	14
4.1 Title Matters	14
4.2 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES	16

5. CLOSING	17
5.1 Closing	17
5.2 Deliveries of Seller Parties at Closing	17
5.3 Deliveries of Buyer at Closing	18
5.4 Additional Acts	19

6. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES	19
6.1 Organization and Authority of Seller Parties and Target Entities	19
6.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc	19
6.3 Binding Agreement	20
6.4 Organizational Structure	20
6.5 Financial Statements; Internal Controls	20
6.6 Contracts; No Defaults	21
6.7 Real Property	21
6.8 Personal Property	22
6.9 Zoning	22
6.10 Intellectual Property	22
6.11 Insurance	23
6.12 Litigation or Proceedings	23
6.13 Governmental Authorizations; Compliance	23
6.14 Regulatory Compliance; Improper Payments	24
6.15 Compliance Program	25
6.16 Medicare Participation; Accreditation	25
6.17 Third-Party Payor Cost Reports	25
6.18 Reimbursement	25
6.19 Medical Staff Matters	26
6.20 Statutory Funds	26
6.21 Tax Liabilities	26
6.22 ERISA Compliance	27
6.23 Employees and Employee Relations	28
6.24 Environmental Matters	29
6.25 Medical Waste	30

i

6.26 Brokers	30
6.27 Absence of Certain Changes	30
6.28 Personal Property	31
6.29 Accounts Receivable	31
6.30 Statements and Other Documents Not Misleading	31

7. REPRESENTATIONS AND WARRANTIES OF BUYER	32
7.1 Authority of Buyer	32
7.2 Binding Agreement	32
7.3 Litigation	32
7.4 Brokers	32
7.5 Statements and Other Documents Not Misleading	32
7.6 Financial Capability	32

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	32
8.1 Seller Parties’ Deliverables	32
8.2 Closing Documents	32
8.3 Compliance with Agreement	32
8.4 Representations and Warranties	33
8.5 Action/Proceeding	33
8.6 Consents and Approvals	33
8.7 Absence of Certain Changes	33
8.8 Releases	33
8.9 No Insolvency	34
8.10 Tail Insurance	34
8.11 HSR Premerger Notification	34

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER PARTIES	34
9.1 Buyer Deliverables	34
9.2 Closing Documents	34
9.3 Compliance with Agreement	34
9.4 Representations and Warranties	34
9.5 Action/Proceeding	34

10. ADDITIONAL AGREEMENTS AND COVENANTS	34
10.1 Post-Closing Access to Information	34
10.2 Financial Statements and Reports	35
10.3 Seller Parties Best Efforts; Closing Conditions	35
10.4 Employee Matters	35
10.5 Tax Matters	36
10.6 Notices and Consents	37
10.7 Notice of Developments and Consents	38
10.8 Affirmative Covenants of Seller Parties	38
10.9 Negative Covenants of Seller Parties	39
10.10 Noncompetition Agreement	39
10.11 No-Shop Agreement	40
10.12 Cost Reports	40
10.13 Misdirected Payments	40
10.14 Reserved	41
10.15 Working Capital Adjustment	41
10.16 CMS 855 Applications	42
10.17 [Reserved]	42
10.18 Tampa Project Covenant	42
10.19 “Ten Broeck” Name Covenant	42

ii

11. INDEMNIFICATION	42
11.1 Indemnification by Corporate Sellers	42
11.2 Indemnification by Buyer	43
11.3 Survival/Indemnity Period	44
11.4 Limitations	44
11.5 Letter of Credit	45
11.6 Notice and Procedure	45
11.7 Right of Set-Off	46
11.8 Disregarding Materiality Exceptions	46

12. TERMINATION; SPECIFIC PERFORMANCE	46
12.1 Termination Events	46
12.2 Effect of Termination	47
12.3 Specific Performance	47

13. GENERAL	47
13.1 Notice	47
13.2 Confidentiality; Public Announcement	48
13.3 Cost of Transaction	49
13.4 Consents, Approvals and Discretion	49
13.5 Choice of Law; Waiver of Jury Trial	49
13.6 Benefit/Assignment	49
13.7 Waiver of Breach	49
13.8 Severability	49
13.9 Entire Agreement/Amendment; Counterparts	50
13.10 Further Assurances	50
13.11 No Third Party Beneficiaries	50
13.12 Gender and Number	50
13.13 Divisions and Headings	50
13.14 No Inferences	50
13.15 Time of Essence	50
13.16 [Deleted]	50
13.17 Delivery and Effect of Schedules	50
13.18 Due Diligence Production/Completion of Schedules	51

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of March 29, 2013, by and among First Ten Broeck Tampa, Inc., UMC Ten Broeck, Inc. and Capestrano Holding 12, Inc. (each a “Corporate Seller” and collectively the “Corporate Sellers”), Donald R. Dizney and David A. Dizney (each an “Individual Seller” and collectively, the “Individual Sellers”) (the Individual Sellers and the Corporate Sellers are each a “Seller Party” and collectively, the “Seller Parties”), and Acadia Merger Sub, LLC, a Delaware limited liability company (the “Buyer”).

W I T N E S S E T H:

WHEREAS, as further described on Schedule 6.4 attached hereto, the Seller Parties directly or indirectly own 100% of the outstanding Capital Stock of Ten Broeck Tampa, Inc. (“TBT”) and Capestrano Investment Company, Inc. (“CIC”). CIC in turn owns 100% of the outstanding Capital Stock of Capestrano Realty Company, Inc. (“CRC”) and San Juan Capestrano Hospital, Inc. (“SJCH”) (TBT, CIC, CRC and SJCH are each individually, a “Target Entity” and collectively, the “Target Entities”)

WHEREAS, the business of the Target Entities (the “Business”) is to (i) in the case of CIC, own 100% of the Capital Stock of CRC and SJCH, which in turn own and operate a behavioral health care system in Puerto Rico composed of a hospital facility in San Juan and ten clinics throughout Puerto Rico, and (ii) in the case of TBT, develop and construct a behavioral health care facility in the State of Florida (each under (i) and (ii) a “Facility” and collectively the “Facilities”); and

WHEREAS, Buyer desires to acquire all of the Capital Stock of TBT and CIC (the “Shares”), and Seller Parties desire to sell such Shares to Buyer, all as more fully set forth below.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Acquired Employees” has the meaning set forth in Section 10.4(a).

“Additional Deposit” has the meaning set forth in Section 2.3.

“Affiliate” means as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question and any successors or assigns of such Persons; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Agency Settlements” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the Preamble.

“Agreed Adjustments” has the meaning set forth in Section 10.15(d).

“Assets” has the meaning set forth in Section 6.8.

“Assumed Contracts” has the meaning set forth in Section 6.6.

“Assumed Liabilities” has the meaning set forth in Section 3.2.

“Balance Sheet Date” has the meaning set forth in Section 6.5(a).

“Benefit Plans” means “employee benefit plans,” as defined in Section 3(3) of ERISA, all benefit plans as defined in Section 6039D of the Code and the rules and regulations promulgated thereunder, and all other stock purchase, stock option, equity-based, retention bonus, bonus, incentive compensation, deferred compensation, profit sharing, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare and other employee benefit plans or employment (including severance and change in control) agreement, program, policy or other arrangement (whether formal or informal, oral or written, qualified or non-qualified, and whether or not subject to ERISA), including any funding mechanism therefor or otherwise, under which any employee or former employee of Seller Parties or any ERISA Affiliate has any present or future right to benefits or under which Seller Parties or any ERISA Affiliate has any present or future liability.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturdays and Sundays and days in which commercial banks are authorized or required to be closed for business in San Juan, Puerto Rico.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Basket” has the meaning set forth in Section 11.4(a)(i).

“Buyer Indemnified Parties” has the meaning set forth in Section 11.1.

“Buyer’s Representatives” has the meaning set forth in Section 2.2(a).

“Buyer’s Working Capital Determination” has the meaning set forth in Section 10.15(c).

“Cap” has the meaning set forth in Section 11.4(a)(iii).

“Capestrano Facility” means (i) that certain facility located at Carretera Estatal 877, Km. 1.6, Camino Las Lomas, Rio Piedras, PR 00926 known as “Hospital San Juan Capestrano” and (ii) any of the following affiliated outpatient facilities: (A) Clinica del Norte Hatillo, Carretera #2, Km. 81.7 Bo., Carrizales, Edif. Galeria del Norte 3rd Floor, Hatillo, PR 00659; (B) Condado Integrated Healthcare System, Plaza del Condado, Commercial Area, Condado Avenue Nos. 62 & 64 San Juan, Puerto Rico 00907; (C) Manati Integrated Healthcare System, Carretera 149, Km. 7.5, Expresso Manati-Ciales, Manati, PR 00674; (D) Clinica del Oeste Mayaguez, Office Park Building Suite 104, Hostos Ave., Mayaguez, PR 00680; (E) Clinica del Este Caguas, Ave. Jose Mercado Esq. Ruiz Belvis, Edif. Gatsby, Piso 2, Caguas, PR 00725; (F) Clinica del Este Humacao, Carretera 128 Font Martelo Esq. Ramon Gomez, Telephone Co. Old Building, Humacao, PR 00791; (G) Clinica de Servicios Ambulatorios Ponce, 2000 Calle Flamboyanes, Coto Laurel, PR 00780-1320; (H) Clinica de Servicios Ambulatorios Carolina, Iturregui Plaza Shopping Center Suite #17, 1135 Ave. 65 Infanteria, Rio Piedras, PR 00924; (I) Clinica de Ninos y Adolescentes, Urb. Munoz Rivera, #9 Calle Acuarela, Guaynabo, PR 00966; or (J) Clinica de Servicios Ambulatorios Bayamon, Calle 2, #146, Hermanas Davila 5ta Ext., Bayamon, PR 00959.

“Capital Stock” means capital stock, preferred or common, of or any other type of ownership interest in, including membership or partnership interests in, a Person.

“Certificate of Need” means a written statement issued by the appropriate Governmental Authority evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or hospice.

“CIC” means Capestrano Investment Company, Inc., a Puerto Rico corporation.

“Citi/Scotia Indebtedness” the amounts owed by the Target Entities under a Credit Agreement of December 28, 2011 with the lenders a party thereto, Citibank, N.A. as Administrative Agent and Co-Arranger and Scotiabank de Puerto Rico, as Documentation Agent and Co-Arranger.

“Citi/Scotia Payoff Letter” has the meaning set forth in Section 8.8.

“Claims” has the meaning set forth in Section 11.6.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Closing Working Capital has the meaning set forth in Section 10.15(c).

“CMS” means the Centers for Medicare and Medicaid Services.

“COBRA” means Title I, Part 6, of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competing Business” has the meaning set forth in Section 10.10(a).

“Confidential Information” has the meaning set forth in Section 13.2(a).

“Concession” has the meaning set forth in Section 6.21(f).

“Constituent Documents” means any charter, certificate of incorporation, certificate of formation, certificate of organization, articles of association, bylaws, operating agreements, partnership agreement, trust agreement or similar formation or governing documents and instruments.

“Continued Benefit Plans” has the meaning set forth in Section 10.4(c).

“Contracts” has the meaning set forth in Section 6.6.

“Cost Reports” means (i) the report that Medicare-certified institutional providers are required to submit to a Medicare Fiscal Intermediary to achieve settlement of costs relating to health care services rendered to Medicare beneficiaries and that contains provider information such as facility characteristics, utilization data, cost and charges by cost center (in total and for Medicare), Medicare settlement data, and financial statement data, and (ii) any similar report required to be submitted with respect to any other Federal Healthcare Program.

“Covered Person” has the meaning set forth in Section 10.11.

“CRC” means Capestrano Realty Company, Inc., a Puerto Rico corporation, and the owner of Real Property used by the Capestrano Facility.

“Damages” means collectively, any and all claims, actions, liabilities, losses, costs, damages and expenses, including reasonable attorneys’ fees, court costs and disbursements.

“Deposit” has the meaning set forth in Section 2.3.

“Due Diligence” has the meaning set forth in Section 13.18.

“Effective Time” has the meaning set forth in Section 5.1.

“Election Notice” has the meaning set forth in Section 4.1(c).

“Election Term” has the meaning set forth in Section 4.1(c).

“Employees” has the meaning set forth in Section 6.23(b).

“Encumbrances” means any mortgages, liens, restrictions, agreements, claims, easements, encroachments, rights of way, building use, exceptions, variances, reservations, pledges, security interests, conditional sales agreements, rights of first refusal, options, obligations, restrictions, liabilities, charges or limitations of any nature.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the Knowledge of Seller Parties) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by Seller Parties.

“Environmental Laws” means, as they exist on the date hereof, all applicable United States federal, state, commonwealth, local and foreign laws, regulations, codes and ordinances relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to, Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (a) any related company or trade or business that is required to be aggregated with Seller Parties under Code Sections 414(b), (c), (m) or (o); (b) any other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan related to Seller Parties; and (c) any predecessor or successor company or trade or business of Seller Parties.

“Estimated Closing Working Capital” has the meaning set forth in Section 10.15(b).

“Excluded Assets” means those assets held by the Target Entities that are not intended by the parties to be a part of the assets held by the Target Entities at Closing, as set forth on Schedule 6.8.

“Excluded Contracts” has the meaning set forth in Section 6.6.

“Excluded Liabilities” means the following, whether fixed or contingent, recorded or unrecorded, known or unknown, and whether or not set forth in the Schedules hereto:

(a) except to the extent included in the final determination of Working Capital pursuant to Section 10.15, all accounts payable and other current liabilities of Seller Parties or the Target Entities that accrue up to the Closing Date;

(b) except to the extent included in the final determination of Working Capital pursuant to Section 10.15, all employee payroll accrual of Seller Parties or the Target Entities in respect of the Business up to the Closing Date;

(c) except to the extent included in the final determination of Working Capital pursuant to Section 10.15, any obligation or liability accruing, arising out of, or relating to acts or omissions of any Person in connection with the Assets or the operation of the Business prior to Closing;

(d) any obligation or liability accruing, arising out of, or relating to any act or omission by Seller Parties or the Target Entities, any of their Affiliates, or any of their respective medical staff, employees, agents, vendors or representatives before Closing;

(e) any obligation or liability accruing, arising out of, or relating to any breach of any Assumed Contract by any Seller Parties, the Target Entities or any of their Affiliates prior to Closing;

(f) any obligation or liability accruing, arising out of, or relating to any Excluded Contract;

(g) any long-term indebtedness (including the current portion thereof), except for the Citi/Scotia Indebtedness;

(h) any indebtedness for borrowed money, including indebtedness owed to a bank or other similar financial institution, except for the Citi/Scotia Indebtedness;

(i) any intercompany or related-party indebtedness;

(j) except to the extent included in the final determination of Working Capital pursuant to Section 10.15, any liability or obligation for severance with respect to employees of any Target Entity terminated at or prior to Closing;

(k) any obligation or liability accruing, arising out of, or relating to any Governmental Authority investigations, claims or actions with respect to acts or omissions (or suspected or alleged acts or omissions) of any Target Entities, any of their Affiliates or any of their respective employees, medical staff, agents, or vendors prior to Closing;

(l) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions prior to Closing of any Target Entities, any of their Affiliates or any of their respective directors, officers, employees and agents claimed to violate any laws;

(m) any liability or claim resulting from the failure to obtain the consent of any third party to a change in control of the Target Entities under the Assumed Contracts or otherwise resulting from the alleged assignment of any Assumed Contract at Closing;

(n) any liabilities or obligations of any Target Entities or any of their Affiliates of every kind and nature, known and unknown, arising under the terms of the Federal Healthcare Programs or any other third-party payor programs or health insurers, in respect of, arising out of or as a result of (i) periods prior to and up to Closing; and (ii) any liability of any Target Entity under, arising prior to or relating to any period prior to Closing from any risk pools and other risk sharing agreements established in connection with any managed care contract;

(o) (i) except to the extent included in the final determination of Working Capital pursuant to Section 10.15, any Taxes arising or resulting from or in connection with any Seller Party’s ownership and/or operation of the Business and the Assets for taxable periods ending on or prior to the Closing Date and (ii) any Taxes resulting from or payable in connection with the sale of the Shares or the Assets pursuant to this Agreement;

(p) (i) except to the extent included in the final determination of Working Capital pursuant to Section 10.15, any liability with respect to any Target Entity’s employees relating to periods prior to Closing, including liability for (A) any compensation, Benefit Plan (as described on Schedule 6.22) benefits, pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim or personnel policy, including those relating to any termination of employment, illegal discrimination and/or retaliation and all employee wages and benefits, but specifically excluding any liability for any termination of employment given effect on or after the Closing, or (B) any payroll taxes; or (ii) any liability arising under the WARN Act;

(q) liabilities for expenses incurred by any Target Entities incidental to the preparation of this Agreement, the preparation or delivery of materials or information requested by Buyer, or the consummation of the transactions contemplated hereby, including all broker, counsel and accounting fees or any account payable that is attributable to legal and accounting fees and similar costs incurred by Target Entities which are directly related to the sale of any of the Assets;

(r) liabilities arising from or in connection with (i) any order of any Governmental Authority, (ii) the violation of any law, (iii) the violation of any integrity or compliance agreement of any Federal Healthcare Program, each of the foregoing involving Target Entities or relating to or arising in connection with the Business or the use, operation, ownership or possession of the Assets prior to Closing;

(s) liabilities attributable to any of the Excluded Assets;

(t) liabilities not disclosed prior to the date of this Agreement that are identified by Buyer during due diligence, as set forth on Exhibit 2.2(c); and

(u) any other liability, fixed or contingent, known or unknown, relating to or arising out of the ownership, operation or use of the Business or the Assets prior to Closing.

“Existing Environmental Reports” has the meaning set forth in Section 2.2(a).

“Existing Surveys” has the meaning set forth in Section 4.1(b).

“Existing Title Work” has the meaning set forth in Section 4.1(a).

“Facility” and “Facilities” have the meaning set forth in the Recitals.

“Federal Healthcare Programs” means the Medicare, Medicaid (including Puerto Rico Medicaid as regulated by the Puerto Rico Health Insurance Administration (ASES)) and TRICARE programs.

“Federal Privacy Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 164, as amended.

“Financial Statements” has the meaning set forth in Section 6.5(a).

“First Letter of Credit Amount” has the meaning set forth in Section 11.5(a).

“FTC” shall have the meaning ascribed to it in Section 8.5.

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Government Patient Receivables” means accounts receivable existing at the Effective Time arising from the rendering of services and the provision of medicines, drugs and supplies to patients and customers of the Business relating to Federal Healthcare Programs and other third-party patient claims of Target Entities due from beneficiaries or governmental third-party payors.

“Governmental Authority” means any nation or government, any state, commonwealth, territory, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, bureau, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any commonwealth or territory, any contractor of such governmental or quasi-governmental entity, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Governmental Authorization” means any approval, certificate of authority, Certificate of Need, accreditation, license, registration, permit, franchise, right, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law.

“Guaranteed Obligations” has the meaning set forth in Section 13.16.

“Guarantors” has the meaning set forth in Section 13.16.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8.

“HITECH” means the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the Closing) arising under, any obligations of any Target Entity consisting of (i) indebtedness for borrowed money (but excluding any intercompany indebtedness among the Target Entities, and excluding trade payables and accrued expenses arising in the ordinary course of business); (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (iii) any letter of credit to the extent drawn for any of the Target Entities; (iv) capitalized leases; or (v) any deferred compensation arrangement, severance plan or arrangement, bonus plan, transaction bonus, change of control bonus or similar arrangement payable as a result of the consummation of the transactions contemplated hereby.

“Indemnitee” has the meaning set forth in Section 11.6(a).

“Indemnitor” has the meaning set forth in Section 11.6(a).

“Initial Deposit” has the meaning set forth in Section 2.3.

“Initial Schedule Period” has the meaning set forth in Section 13.18(a).

“Inspection Period” has the meaning set forth in Section 2.2(c).

“Intellectual Property Assets” means all intellectual property rights (common law, statutory or otherwise), including patents (including all reissues, divisions, continuations and extensions), trademarks, service marks, trade names, copyrights, and registrations and applications for any and all of the foregoing, internet domain names, formulae, algorithms, designs, inventions, methodologies, specifications, know-how, trade secrets, computer software programs and code (both object and source), development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only.

“Interest Commencement Date” has the meaning set forth in Section 3.5.

“Knowledge” means, when used with respect to a Seller Party in conjunction with any representation or warranty contained in this Agreement, what a Knowledge Party of such Seller Party should know in the reasonable fulfillment of his/her duties. Each of the Sellers Entities represents to Buyer that its Knowledge Parties are the parties most familiar with the subject of the representations made by it hereunder. Buyer acknowledges that each Knowledge Party is named solely for the purpose of defining and narrowing the scope of the other parties’ Knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Buyer. Buyer covenants that it will bring no action of any kind against any Knowledge Party related to or arising out of the representations and warranties contained herein.

“Knowledge Party” means with respect to the Seller Parties, David A. Dizney, David Corddry, Kevin Barkman, the chief executive officers, and chief financial officers of each of the Seller Parties and the Facilities, except as noted in Section 13.17; and with respect to Buyer means Steve Davidson and Chris Howard.

“Lease” and “Leased Real Property” shall have the meanings set forth in Section 6.7(a).

“Losses” has the meaning set forth in Section 11.1.

“Material Adverse Effect” means any event, occurrence, fact, condition, state of circumstances, change or effect that (i) is, or is reasonably likely in the future to be, individually or in the aggregate and whether in the short or long term, materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), rights, obligations or assets of a Target Entity, or any Facility, or (ii) materially impairs or delays, or is reasonably likely to materially impair or delay, the ability of a Seller Party to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Material Title Defect” has the meaning set forth in Section 4.1(b)(ii).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, Medical Waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq., and applicable state law.

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the Medical Waste Tracking Act of 1988; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C. § 2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 U.S.C. § 1401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, commonwealth, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

“Monetary Violation” has the meaning set forth in Section 4.1(h).

“New Surveys” has the meaning set forth in Section 4.1(b).

“New Title Work” has the meaning set forth in Section 4.1(a).

“Non-Compete Party” has the meaning set forth in Section 10.10.

“Objection” has the meaning set forth in Section 4.1(b)(ii).

“Objection Notice” has the meaning set forth in Section 4.1(b)(ii).

“Owner’s Policy” has the meaning set forth in Section 4.1(a).

“PCBs” has the meaning set forth in Section 6.24(f).

“Permitted Encumbrances” has the meaning set forth in Section 4.1(b)(ii).

“Person” means any individual, corporation, company, body corporate, association, partnership, limited liability company, firm, joint venture, trust or Governmental Authority.

“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended and the rules and regulations promulgated thereunder.

“Progress Payments” has the meaning set forth in Section 3.1(a).

“Prohibited Activities” has the meaning set forth in Section 10.10(a).

“Prohibited Transactions” has the meaning set forth in Section 10.11.

“Provider Agreements” has the meaning set forth in Section 6.16.

“Provider Numbers” has the meaning set forth in Section 6.16.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Estate” has the meaning set forth in Section 6.7(a).

“Real Estate Laws” means all applicable zoning and other land use and similar laws, codes, ordinances, rules, regulations and orders (other than Environmental Laws).

“Real Property” means all of the real property owned by a Target Entity and used by a Target Entity in the operation of the Business, including easements appurtenant benefiting Target Entities or the Business, together with all buildings, improvements and fixtures thereon, all easements and other appurtenances and rights thereto and together with any rights or interests of any Target Entity in any adjacent streets, rights of way or drainage areas serving the Business.

“Restricted Territory” means any area (i) within 50 miles of SJCH’s hospital Facility (herein, the “SJCH Restricted Territory”) or (ii) within 50 miles of the Tampa Project (herein, the “Tampa Restricted Territory”).

“Second Letter of Credit Amount” has the meaning set forth in Section 11.5(a).

“Section 2.2 (b) Indemnitees” has the meaning set forth in Section 2.2(b).

“Section 4.1(b)(iii) Liens” has the meaning set forth in Section 4.1(b)(iii).

“Section 4.1(f) Liens” has the meaning set forth in Section 4.1(f).

“Selected Accounting Firm” has the meaning set forth in Section 10.15(d).

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Parties Basket” has the meaning set forth in Section 11.4(a)(ii).

“Seller Parties Indemnified Parties” has the meaning set forth in Section 11.2.

“SJCH” means San Juan Capestrano Hospital, Inc., a Puerto Rico corporation, and the operator of the Capestrano Facility.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Surveys” has the meaning set forth in Section 4.1(b)(i).

“Tampa Project” means TBT’s planned development of a 75-bed adult psychiatric and substance abuse hospital on approximately 23.128 acres in Pasco County, Florida, being constructed by DeAngelis Diamond Health Group, LLC, pursuant to Certificate of Need numbers 10010 and 10013 issued by the Florida Agency for Health Care Administration.

“Target Entities Intellectual Property Assets” means the Intellectual Property Assets used or owned by Target Entities or Seller Parties that are used in the Business as currently conducted, except for the “Ten Broeck” name which is not to be transferred to the Buyer.

“Target Entity” and “Target Entities” have the meaning set forth in the Recitals.

“Tax Allocation” has the meaning set forth in Section 3.3(a).

“Taxes” means (i) any and all federal, state, commonwealth, municipal, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) as a result of transferee liability or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TBT” means Ten Broeck Tampa, Inc., a Florida corporation, and the developer of the Tampa Project.

“The Joint Commission” is that certain health care accrediting organization formerly known as the Joint Commission on Accreditation of Healthcare Organizations.

“Third Party Intellectual Property Assets” has the meaning set forth in Section 6.10(b).

“Title Company” has the meaning set forth in Section 4.1(a).

“Title Evidence” has the meaning set forth in Section 4.1(b)(ii).

“Update” has the meaning set forth in Section 13.18(b).

“Violations” has the meaning set forth in Section 4.1(g).

“Voting Agreement” has the meaning set forth in Section 10.17.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“WC Adjustment at Closing” has the meaning set forth in Section 10.15(b).

“Working Capital” means, at any date, the excess of (i) the aggregate current assets of the Target Entities (excluding amounts included in the cash and cash equivalents, but including prepaid but unearned revenue), minus (ii) the aggregate current liabilities (excluding any amounts included in Indebtedness) of the Target Entities, in each case calculated in accordance with GAAP, including but not limited to appropriate GAAP accruals for accumulated vacation and/or paid time off and liabilities for Taxes.

“Working Capital Excess” has the meaning set forth in Section 10.15(f).

“Working Capital Shortfall” has the meaning set forth in Section 10.15(f).

“Working Capital Target” has the meaning set forth in Section 10.15(a).

2. SALE OF SHARES AND CERTAIN RELATED MATTERS

2.1 Sale and Transfer of the Shares. Subject to the terms and conditions of this Agreement, each Seller Party agrees to sell, transfer, assign, convey and deliver to Buyer and Buyer agrees to purchase and acquire at Closing the Shares owned by each Seller Party.

2.2 Inspection Period; Access to Facilities.

(a) Commencing on the date hereof and until the earlier of (i) the expiration of the Inspection Period (as hereinafter defined), or (ii) a default by the Buyer hereunder which leads to a termination of this Agreement, the Buyer and its agents, employees, consultants, inspectors, appraisers, engineers, contractors, lenders, partners and counsel (collectively the “Buyer’s Representatives”) shall have the right, subject to prior coordination on each instance with the Seller Parties, to access the Facilities and the Real Property for the purpose of inspecting the Business, Facilities and the Real Property, including, without limitation, conducting such environmental tests, assessments, studies, reports and investigations as Buyer may determine in its sole discretion to evaluate and determine the condition of the Business, Facilities and the Real Property, provided that the Buyer and the Buyer’s Representatives shall at all times comply with all laws and regulations of all applicable Governmental Authorities and neither the Buyer nor any of the Buyer’s Representatives shall damage the Facilities or any portion thereof, including the Real Property. The Seller Parties have provided Buyer with copies of any prior environmental investigations, tests, assessments, studies or reports prepared by or for the Seller Parties or the Target Entities in their possession, custody or control (“Existing Environmental Reports”). If requested by Buyer, the Seller Parties shall cause the preparer of any Existing Environmental Reports to provide, at Buyer’s expense, (i) updates of any Existing Environmental Reports in order to bring them current under the AAI standards for CERCLA and (ii) by amendment thereto, or by a reliance letter reasonably satisfactory to Buyer, that Buyer shall be deemed a party to and may rely upon the Existing Environmental Reports and have the benefit of the coverage provided thereby. In conducting any of the inspections permitted hereunder, the Buyer and the Buyer’s Representatives shall at all times comply with, and shall be subject to, all the terms, covenants and conditions of this Agreement. The Seller Parties may, from time to time, establish reasonable rules of conduct for the Buyer and the Buyer’s Representatives in furtherance of the foregoing. The Buyer shall schedule and coordinate all inspections, including, without limitation, any engineering and environmental tests, with the Seller Parties. No invasive testing or sampling of the Facilities or of the Real Property shall be permitted without the Seller Parties’ express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer at its own expense shall promptly repair any and all damage resulting from the activities of the Buyer or the Buyer’s Representatives on or about the Facilities and/or the Real Property. The Seller Parties may have their representative(s) accompany the Buyer, or the Buyer’s Representatives, during all such inspections and tests. The Buyer agrees to pay to the Seller Parties within ten (10)

days of the Seller Parties’ written demand therefore the actual and reasonable costs paid by the Seller Parties of repairing and restoring any damage or disturbance which the Buyer or the Buyer’s Representatives shall cause to the Facilities or to the Real Property. All inspection fees, engineering fees and other costs and expenses of any kind incurred by the Buyer or the Buyer’s Representatives relating to its inspection of the Facilities shall be at the sole expense of the Buyer. In the event that the Closing hereunder shall not occur for any reason whatsoever (other than the Seller Parties’ default), the Buyer shall: (x) promptly deliver to the Seller Parties, at no cost to the Seller Parties, the copies of all tests, reports and inspections of the Facilities made and conducted by the Buyer or by the Buyer’s Representatives or for the Buyer’s benefit (other than those materials of a proprietary nature (such as, by way of example only, any financial forecasts), and the Seller Parties acknowledge that any such materials delivered to the Seller Parties pursuant to the provisions of this clause (x) shall be without warranty or representation; (y) promptly return to the Seller Parties copies of all materials delivered by the Seller Parties to the Buyer and shall destroy all copies and abstracts thereof; and (z) promptly pay the cost of repairing and restoring any damage to the Facilities or to the Real Property caused by the entry by the Buyer or the Buyer’s Representative.

(b) The Buyer agrees to indemnify, defend and hold harmless the Seller Parties and their respective Affiliates and their respective direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors, Affiliates or assigns of the foregoing (collectively, “Section 2.2(b) Indemnitees”) from and against any and all Damages incurred by any of the Section 2.2(b) Indemnitees to the extent that such Damages are based on, result from or arise in connection with or by reason of the Buyer’s and/or the Buyer’s Representatives’ access to, or inspection of, the Facilities, or any tests, inspections or other due diligence conducted by the Buyer or the Buyer’s Representatives in connection with this Agreement. The provisions of this Section 2.2(b) shall survive the Closing or any termination of this Agreement. The applicable provisions of Article 11 shall apply to any claim for indemnification filed by any Section 2.2(b) Indemnitee.

(c) If in the course of the due diligence review the Buyer discovers any matter or circumstance that would in the Buyer’s reasonable discretion prevent, prohibit or materially adversely affect (i) Buyer’s valuation of the Business, (ii) the operation of the Business and/or (iii) the title, use, operation, development and/or value of a Facility, the Buyer may terminate this Agreement at any time prior to the expiration of the Inspection Period in which case the Initial Deposit shall be returned to Buyer. The “Inspection Period” shall mean the period of time commencing on the date of this Agreement and expiring, assuming that Seller Parties have complied in a timely manner with delivery of the Due Diligence according to the terms set forth in Section 13.18(a), at 5:00 p.m. on the thirtieth (30th) day following execution of this Agreement.

2.3 Deposit. On the first (1st) Business Day following the execution and delivery of this Agreement by the Seller Parties and the Buyer, the Buyer will deposit, as a refundable earnest money deposit, with the Seller Parties, the sum of Two Million Dollars ($2,000,000.00) (the “Initial Deposit”). If the Buyer terminates this Agreement prior to the expiration of the Inspection Period, within two (2) Business Days following the expiration of the Inspection Period the Initial Deposit shall be promptly returned to the Buyer and the Seller Parties and the Buyer shall have no liability to each other, except for the Buyer’s indemnity obligations under Section 2.2 which shall survive the termination hereof and such other provisions that expressly survive the termination hereof. If the Buyer does not terminate this Agreement prior to the expiration of the Inspection Period, the Buyer will deposit, as an additional earnest money deposit, with Seller Parties, the sum of One Million Dollars ($1,000,000.00) (the “Additional Deposit”, together with the Initial Deposit, the “Deposit”). The Deposit shall be refundable unless the Seller Parties terminate this Agreement pursuant to Section 12.1(f). If the Buyer does not terminate this Agreement prior to the expiration of the Inspection Period, at Closing, the Deposit will be applied against the Purchase Price.

2.4 Interpretation. In this Agreement, unless the context otherwise requires:

(a) References to this Agreement are references to this Stock Purchase Agreement and to the Schedules and Exhibits hereto;

(b) References to Articles and Sections are references to articles and sections of this Agreement;

(c) References to any party to this Agreement shall include references to its successors and permitted assigns;

(d) References to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

(e) The terms “hereof,” “herein,” “hereby,” and any derivative or similar words will refer to this entire Agreement;

(f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, restated, novated or replaced by the parties from time to time;

(g) References to any law are references to that law as of the date hereof and the Closing Date, and all rules and regulations promulgated thereunder;

(h) The word “including” shall mean including, without limitation;

(i) References to “days” shall mean calendar days unless qualified as Business Days, which will then have the meaning defined herein.

(j) References to time are references to Eastern Standard Time (as in effect on the applicable day) unless otherwise specified herein.

3. FINANCIAL ARRANGEMENTS

3.1 Initial Purchase Price.

(a) Subject to the terms and conditions hereof, in reliance upon the representations, warranties, covenants and agreements of Seller Parties herein set forth and as consideration for the sale and purchase of the Shares, as herein contemplated, Buyer shall pay to Seller Parties a purchase price (the “Purchase Price”) equal to (i) Ninety Million Dollars ($90,000,000), (ii) plus all amounts actually paid prior to the Effective Time by the Seller Parties or the Target Entities with respect to that certain construction contract between TBT and DeAngelis Diamond Construction, Inc. dated October 11, 2012 (the “Progress Payments”), which amounts are set forth on Schedule 3.1(a) attached hereto (which Schedule 3.1(a) shall be updated as of the Effective Time and subject to reconciliation pursuant to Section 10.15), (ii) plus fifty percent (50%) of the Working Capital Target, (iii) plus or minus fifty percent (50%) of the WC Adjustment at Closing as determined pursuant to Section 10.15, (iv) and minus the Citi/Scotia Indebtedness.

(b) Buyer shall pay to Seller Parties, by wire transfer of immediately available funds at Closing, the Purchase Price less an amount equal to (i) the Deposit, and (ii) the aggregate amount of any Indebtedness of the Target Entities, other than the Citi/Scotia Indebtedness, not paid prior to Closing (which Buyer shall pay directly to, or deposit with, the payee thereof) or otherwise as may be described on a “Closing Statement” signed by Buyer and Seller Parties at Closing. At Closing, Buyer shall pay the Citi/Scotia Indebtedness, directly to, or deposit with, the payee thereof or otherwise in accordance with the terms set forth in the Citi/Scotia Payoff Letter. The Closing Statement, if there shall be one, shall not modify, limit or expand the scope or content of any representation, warranty or covenant herein, but shall provide only for the expedient delivery of amounts to Seller Parties and/or other Persons, as the parties may agree.

3.2 Assumed Liabilities. All liabilities of the Target Entities as of the Closing Date which are not Excluded Liabilities shall be “Assumed Liabilities”.

3.3 Allocation of Purchase Price. The Seller Parties shall prepare an allocation of the Purchase Price among the Capital Stock of CIC and TBT in accordance with all laws (“Tax Allocation”), which Tax Allocation shall be subject to the written approval by Buyer. The Seller Parties shall deliver such Tax Allocation to Buyer within ten days prior to the Closing Date. The Tax Allocation shall be delivered and signed on the Closing Date by the Seller Parties and the Buyer. Neither Buyer nor Seller Parties shall take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such Tax Allocation mutually agreed to by the parties, unless required to do so by applicable law.

3.4 Prorations. Buyer and Seller Parties shall prorate as of the Closing Date, any and all current real estate and personal property lease payments, charges against the real estate, power and utility charges and all other income and expenses that are normally prorated upon the sale of a going concern. In addition, Buyer and Seller Parties shall prorate as of the Closing Date any amounts with respect to (i) ad valorem taxes on the Assets and (ii) property taxes on the Assets. Payments for ad valorem and property taxes shall initially be determined based on the previous year’s taxes and shall later be adjusted to reflect the current year’s taxes when the tax bills are finally rendered. To the extent possible, all unpaid amounts that would be the responsibility of the Seller Parties pursuant to this Section 3.4 shall be included as liabilities in the determination of Working Capital pursuant to Section 10.15. For purposes of this section personal property Taxes payable with the Tax Return due on May 15, 2013 shall be deemed attributable to the calendar year 2012 and personal property Taxes payable with the Tax Return due on May 15, 2014 shall be deemed attributable to calendar year 2013.

3.5 Interest. Unless otherwise provided herein to the contrary, any payment required to be made by any party pursuant to this Agreement (including pursuant to Article 11), if not paid before five (5) Business Days after the date such payment is required to be made hereunder (the “Interest Commencement Date”), shall include interest from the Interest Commencement Date to the day such payment is made, computed at a rate equal to the prime rate as published in The Wall Street Journal plus two percent. All requests for payment pursuant to this Section 3.5 shall be accompanied by a certificate of an officer of the party entitled to receive such payment setting forth the amount of the payment due pursuant to this Agreement (without regard to any amounts payable through operation of this Section 3.5) and the applicable Interest Commencement Date.

4. TITLE MATTERS; LIENS; LIMITATIONS OF REPRESENTATIONS AND WARRANTIES.

4.1 Title Matters.

(a) Seller Parties shall have furnished to Buyer copies of any existing title insurance policies, title commitments or title examinations or reports relating to the Real Property issued to or in the possession of the Seller Parties (the “Existing Title Work”). During the Inspection Period, Buyer may, at the Buyer’s expense, obtain title insurance commitments (the “New Title Work”) for the issuance at Closing of an Owner’s Policy of Title Insurance in current ALTA form (the “Owner’s Policy”) issued through a title insurance company selected by Buyer (the “Title Company”) and insuring good and marketable fee simple title to the Real Property in the Target Entities in the amount of the Purchase Price being allocated to the Real Property. The Buyer shall deliver, or cause to be delivered, to the Seller Parties a copy of any New Title Work obtained by the Buyer concurrently with, as promptly following the Buyer’s receipt thereof.

(b) (i) Seller Parties shall have furnished to Buyer copies of any existing land title or as-built surveys of the Real Property (the “Existing Surveys”). During the Inspection Period, the Buyer may review the Existing Surveys and any current surveys of the Real Property commissioned by the Buyer at its expense and the corresponding surveyor’s certificates (the “New Surveys” and collectively with any Existing Surveys, the “Surveys”). The Buyer shall deliver, or cause to be delivered, to the Seller Parties a copy of any New Surveys commissioned by the Buyer concurrently with, or promptly following, the Buyer’s receipt thereof.

(ii) The Existing Title Work, the New Title Work and the Surveys are collectively referred to as the “Title Evidence.” If the Buyer discovers any mortgages, leases, liens, easements, zoning matters, encroachments, reservations, restrictions, or other exceptions or encumbrances to the Target Entities’ title to the Real Property other than the Permitted Encumbrances (as hereinafter defined) or the Section 4(b)(iii) Liens (as hereinafter defined) that does or would prevent, prohibit or materially adversely affect the Target Entities title to the Real Property, or the use, operation, development and/or value of a Facility (any such matter being referred to hereinafter as a “Material Title Defect”) and which are objected to by the Buyer (an “Objection”) in writing (the “Objection Notice”) during or at the end of the Inspection Period, the Seller Parties shall have until the Closing to cure or remove (but the Seller Parties shall have no obligation to do so, except as otherwise provided herein) any Objection in order that the Owner’s Policy will be issued to the Buyer without the Objection. If the Buyer fails to give notice to the Seller Parties of an Objection within the Inspection Period, the Buyer shall be deemed to have no objection to the matters disclosed in the Title Evidence as of the end of the Inspection Period, and all such matters shall be Permitted Encumbrances. Notwithstanding the foregoing, if any Material Title Defect appears for the first time in a survey or title continuation report issued after the expiration of the Inspection Period and if such Material Title Defect is not a Section 4.1(b)(iii) Lien, the Buyer shall have five (5) Business Days after the Buyer acquires knowledge of such Material Title Defect to give notice to the Seller Parties of an Objection in respect of such Material Title Defect and the provisions of this Section 4 shall apply in determining whether such Material Title Defect is a Permitted Encumbrance as if the Buyer had delivered an Objection Notice with respect thereto prior to the expiration of the Inspection Period. “Permitted Encumbrances” shall mean: (i) current Taxes or other governmental charges or assessments not yet due and payable; (ii) the rights of the tenants in possession under the existing leases described on Schedule 6.7(a)(ii) accepted by Buyer, (iii) easements, covenants, conditions and restrictions of record which do not prevent, prohibit or materially interfere with, hinder or impair the current use and operation of the Real Property or materially and adversely affect the value and title of the Real Property; (v) building, zoning and land use laws, ordinances and regulations applicable to and permitting the current use and operation of the Real Property; and (v) such other matters disclosed by the Title Evidence and not objected to by Buyer as a Material Title Defect in accordance this Section 4.1( b)(ii).

(iii) Anything herein to the contrary notwithstanding, on or before the Closing Date, the Seller Parties shall take all commercially reasonable action and execute and file for recordation in the Registry such deeds, petitions, agreements and instruments as are necessary in order to satisfy and cancel all mortgages, liens, encumbrances, attachments, judgments and embargos on the Facilities, whether in existence on the date hereof or arising after the date hereof and through the Closing Date, that can be cancelled or satisfied by the payment of money (collectively, the “Section 4.1(b)(iii) Liens”). The removal of all such matters by the Seller Parties, at or prior to Closing, shall be a condition to the Buyer’s obligation to close hereunder.

(c) The Seller Parties may elect to cure or not to cure any and all Objections, provided the Seller Parties shall notify the Buyer of their election by written notice (the “Election Notice”) no later than ten (10) days after receipt of the Objection Notice (the “Election Term”). Failure by the Seller Parties to deliver an Election Notice shall be deemed an election not to cure the Objections. If the Seller Parties elect (or are deemed to have elected) not to cure the Objections, the Buyer shall have five (5) Business Days from the receipt of the Election Notice or the expiration of the Election Term, as the case may be, to elect, as its sole remedy, either (x) to waive the Objections and proceed to Closing, in which case the matters not cured by the Seller Parties shall be Permitted Encumbrances, or (y) elect not to purchase the Shares, whereupon this Agreement will automatically terminate without further liability from the Seller Parties to the Buyer except for the provisions which expressly survive the termination hereof and the Deposit shall be returned to the Buyer. If the Buyer does not notify the Seller Parties of its election during the five (5) Business Day period set forth above, the Buyer shall be deemed to have elected to waive the Objection and proceed to Closing pursuant to clause (x). If the Seller Parties elect to cure the Objections and then fail to do so, the Buyer may elect not to purchase the Shares whereupon, this Agreement will automatically terminate without further liability from the Seller Parties to the Buyer except for the provisions which expressly survive the termination hereof and the Deposit shall be returned to the Buyer. Notwithstanding the foregoing provisions of this Section 4.1(c) or anything contained in this Agreement to the contrary, the Seller Parties shall be required to remove from record all Section 4.1(b)(iii) Liens, Section 4.1(f) Liens and all other title matters required by this Agreement to be removed by the Seller Parties at or prior to Closing and no such matters shall be deemed to be Permitted Encumbrances hereunder.

(d) The Owner’s Policy issued and delivered to the Buyer at Closing shall have all standard and general exceptions deleted so as to afford full “extended form coverage” if and as permitted by applicable title insurance regulations and shall contain such endorsements as Buyer shall reasonably require and are available under applicable title insurance regulations. Buyer shall pay all premiums, costs and expenses of the Owner’s Policy and any endorsements required by Buyer.

(e) If, after expiration of the Inspection Period, any of the Real Property are encumbered by any liens or encumbrances that cannot be paid off or satisfied at or prior to Closing by the payment of money and cancelled of record in the Registry (it being understood that the Seller Parties shall be required to pay and satisfy and cancel of record all such monetary liens and encumbrances), and if such liens or encumbrances are

Material Title Defects, then the Buyer may waive the change in the Seller Parties’ title to the Encumbrances and proceed to Closing or terminate this Agreement by written notice to the Seller Parties and the Seller Parties and the Buyer shall have no liability to each other except for the provisions that expressly survive the termination hereof and the Deposit shall be returned to the Buyer.

(f) On or prior to the Closing Date, the Seller Parties shall take all commercially reasonable action to execute and file for recordation in the Registry such deeds, petitions and instruments as are necessary to cancel the liens and encumbrances upon the Facilities described in Schedule 4.1(f) hereto (the “Section 4.1(f) Liens”). The cost of such cancellations shall be paid by the Seller Parties. The removal of all such matters by the Seller Parties, at or prior to Closing, shall be a condition to the Buyer’s obligation to close hereunder.

(g) Schedule 4.1(g) sets forth all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any Governmental Authority having jurisdiction over the Facilities, in each case, which are not capable of being cured by the payment of money (such non-monetary matters being referred to, collectively, as “Violations”). Subject to Article 6 and Buyer’s rights under Section 2.2, and provided the same do not constitute a Material Title Objection as to which Buyer has provided an Objection Notice, the Buyer agrees to purchase the Facilities subject to the Violations and that the Seller Parties shall have no duty to remove or comply with or repair any of the aforementioned Violations.

(h) At or prior to Closing, the Seller Parties shall be required to pay or satisfy all notes or notices of violations of law, county or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any Governmental Authority having jurisdiction over the Facilities, in each case, which are capable of being cured by the payment of money, together with any and all fines, penalties and interest levied thereon (such matters being referred to herein, collectively, as “Monetary Violations”). Notwithstanding the foregoing, the Seller Parties shall have the right, at their expense, to in good faith contest by appropriate proceedings the amount, validity or application, in whole or in part, of any alleged Monetary Violations and until final resolution of such contest, whether such resolution occurs prior or after Closing, the Seller Parties shall not be obligated to pay or satisfy any such Monetary Violation and shall not be considered to be in default of its obligations hereunder.

(i) The provisions of this Section 4 shall survive the Closing.

4.2 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES.

(a) BUYER ACKNOWLEDGES THAT NEITHER SELLER PARTIES NOR ANY AGENT, OFFICER, EMPLOYEE, OR REPRESENTATIVE OF SELLER PARTIES, HAVE MADE OR WILL MAKE ANY REPRESENTATIONS WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT FOR THOSE EXPRESSLY MADE HEREIN, AND BUYER HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY OTHER REPRESENTATIONS OR WARRANTIES OF SELLER PARTIES REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT FOR THOSE EXPRESSLY MADE HEREIN. BUYER AND SELLER PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE OBLIGATIONS, COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER PARTIES IN THIS AGREEMENT THE TRANSFER OR SALE OF THE SHARES WILL BE ON AN “AS IS AND WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY. BUYER FURTHER ACKNOWLEDGES THAT NO IMPLIED WARRANTY OR REPRESENTATION IS MADE BY SELLER PARTIES AS TO (i) FITNESS FOR ANY PARTICULAR PURPOSE, (ii) MERCHANTABILITY, (iii) DESIGN, (iv) QUALITY, (v) CONDITION, (vi) OPERATION, (vii) COMPLIANCE WITH SPECIFICATIONS, (viii) ABSENCE OF LATENT DEFECTS, (ix) CONDITION OR ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, (x) ABSENCE OF FAULTS, (xi) FLOODING, (xii) WETLANDS, (xiii) UTILITIES, (xiv) COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND ENVIRONMENT), (xv) AREA, (xvi) GEOMETRIC CONFIGURATION OR TOPOGRAPHY, (xvii) QUALITY AND/OR QUANTITY OF IMPROVEMENTS, (xviii) ACCESS, (xix) SOIL OR SUBSOIL, (xx) ZONING, (xxi) OCCUPANCY PERMITS, OR (xxii) ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE FACILITIES. BUYER ACKNOWLEDGES THAT BUYER HAS EXECUTED THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE,

AND LEGAL CONDITION OF THE FACILITIES (AND UPON THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES HEREIN CONTAINED). BUYER FURTHER ACKNOWLEDGES THAT SELLER PARTIES WOULD NEVER HAVE SOLD THE SHARES AT THE PURCHASE PRICE AND IN ACCORDANCE WITH THE CONDITIONS SET FORTH HEREIN EXCEPT UPON THE COMPLETE DISCLAIMER OF ANY REPRESENTATIONS AND WARRANTIES FROM THE SELLER PARTIES, OTHER THAN THOSE EXPRESSLY MADE HEREIN. BUYER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM THE SELLER PARTIES ANY ACCOUNTING, TAX, LEGAL OR OTHER ADVICE. BUYER FURTHER ACKNOWLEDGES THAT ANY INFORMATION SUPPLIED TO BUYER BY THE SELLER PARTIES WITH RESPECT TO THE FACILITIES, IF ANY, WAS OBTAINED FROM A VARIETY OF SOURCES, AND SUPPLIED SOLELY FOR INFORMATIONAL PURPOSES AND THE SELLER PARTIES HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND DO NOT MAKE ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE PROVISIONS OF THIS SECTION SHALL SURVIVE ANY CLOSING, SHALL NOT BE MERGED INTO OR SUPERSEDED BY ANY CLOSING DOCUMENTS, OTHER THAN THE SCHEDULES AND EXHIBITS ATTACHED HERETO, RELATED TO THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY, AND SHALL SURVIVE ANY TERMINATION, CANCELLATION OR EXPIRATION OF, THIS AGREEMENT.

5. CLOSING

5.1 Closing. The consummation of the sale and purchase of the Shares and the other transactions contemplated by and described in this Agreement (“Closing”) shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 333 Commerce Street, Suite 1500, Nashville, Tennessee 37201, or such other place or in such other manner, electronic or otherwise, as shall be mutually agreed upon in writing by the parties hereto, on the third Business Day following the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9 hereof, but in any event no later than sixty (60) days from the date hereof (the “Closing Date”). Closing shall be effective as of 12:00:01 a.m. as of the Closing Date (the “Effective Time”), and the Parties will use commercially reasonable efforts to have the Closing Date occur on the first (1st) day of a calendar month if reasonable under the circumstances.

5.2 Deliveries of Seller Parties at Closing. At Closing and unless otherwise waived in writing by Buyer, Seller Parties shall deliver to Buyer the following:

(a) Reserved;

(b) a legal opinion of (i) McConnell Valdés LLC, and (ii) Lowndes, Drosdick, Doster, Kantor & Reed, P.A., substantially in a form to be mutually agreed upon by the parties within seven (7) days following the date hereof;

(c) the Constituent Documents of each Corporate Seller, certified as of a date by an appropriate official of the state or commonwealth of organization of such Corporate Seller;

(d) the Constituent Documents of each Target Entity, certified as of a recent date by an appropriate official of the state or commonwealth of organization of such Target Entity;

(e) complete minute books for each of the Target Entities;

(f) the written resignations of each officer, manager and director of the Target Entities (except as otherwise specified by Buyer prior to the Closing);

(g) a copy of resolutions duly adopted on or before the date of execution of this Agreement by the shareholders and board of directors or other authorized governing body of each Corporate Seller authorizing and approving the transactions contemplated hereby, such Corporate Seller’s performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the documents described herein to which such Corporate Seller is a party, certified as true and of full force as of Closing by an appropriate officer of such Corporate Seller;

(h) the signature and incumbency of the officers of each Corporate Seller authorized to execute and deliver this Agreement and the other agreements and documents that each such Corporate Seller is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of such Corporate Seller;

(i) a certificate of each Individual Seller and an officer of each Corporate Seller certifying that each covenant and agreement of such Seller Party to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and that each of the representations and warranties of such Seller Party set forth herein is true and correct as of the Closing Date;

(j) a certificate of existence and good standing (or its functional equivalent) of each Corporate Seller and Target Entity from the Secretary of State of such Corporate Seller’s and Target Entity’s state or commonwealth of incorporation or organization and any foreign qualifications of such Corporate Seller and Target Entity, dated the most recent practical date prior to Closing;

(k) an “owner’s affidavit” reasonably acceptable to the title company and Buyer to cause the Schedule B-II “preprinted” exceptions (except for matters shown on the survey) to be deleted from the final title policy, together with such other certificates or matters as the title company shall reasonably require to satisfy Seller Parties’ requirement to issue a valid Owner’s Title Policy, insuring Buyer’s interest in the Real Property in an amount equal to the value allocable to the same, and any endorsements to the policy reasonably requested by Buyer and available in the State of Florida or Commonwealth of Puerto Rico, as the case may be;

(l) the Tax Allocation fully executed by the Seller Parties;

(m) a bill of sale transferring the Excluded Assets held in either Target Entity to the respective Seller Party, and an assignment agreement assigning any Excluded Contract to the respective Seller Party; and

(n) such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

5.3 Deliveries of Buyer at Closing. At Closing and unless otherwise waived in writing by Seller Parties, Buyer shall deliver to Seller Parties the following:

(a) the Purchase Price (as set forth in Section 3.1);

(b) Reserved;

(c) a legal opinion of Harwell Howard Hyne Gabbert & Manner, P.C., substantially in a form to be mutally agreed upon by the parties within seven (7) days following the date hereof;

(d) the signature and incumbency of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and documents that Buyer is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of Buyer;

(e) a certificate of an authorized officer of Buyer certifying that each covenant and agreement of Buyer to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and that each of the representations and warranties of Buyer set forth herein is true and correct as of the Closing Date;

(f) a certificate of existence and good standing of Buyer from the Delaware Secretary of State, dated the most recent practical date prior to Closing;

(g) the Tax Allocation fully executed by Buyer; and

(h) such other instruments and documents as Seller Parties reasonably deem necessary to effect the transactions contemplated hereby.

5.4 Additional Acts. From time to time after Closing, Seller Parties shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request to convey and transfer more effectively full right, title and interest to, to vest in, and to place Buyer in legal and actual possession of the Shares as contemplated by and in accordance with the terms of this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

As of the date hereof and as of the Closing Date, Seller Parties, jointly and severally, represent and warrant to Buyer the following:

6.1 Organization and Authority of Seller Parties and Target Entities.

(a) Each Corporate Seller is a corporation duly organized, validly existing and in good standing under the laws of the state or commonwealth of its incorporation. Each Corporate Seller is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which it conducts business. Each Seller Party has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action (including approval of the Individual Sellers and any other shareholders) on the part of each Corporate Seller.

(b) Each Target Entity is a corporation duly organized, validly existing and in good standing under the laws of the state or commonwealth of its incorporation. Each Target Entity is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which it conducts business. Each Target Entity has the requisite power and authority to conduct its businesses as now being conducted.

6.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. Attached as Exhibit 6.2 are true and correct copies of each of the corporate resolutions adopted by the shareholders and board of directors or other authorized governing body of each Corporate Seller authorizing and approving the transactions contemplated hereby, each such Corporate Seller’s performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the documents described herein to which such Corporate Seller is a party, duly certified by the appropriate officer of such Corporate Seller. The execution, delivery and performance of this Agreement and all other agreements referenced in or ancillary hereto by Seller Parties, and the consummation of the transactions contemplated herein by Seller Parties:

(a) are within each Seller Party’s powers and are not in contravention of the terms of any Corporate Seller’s governing documents or any amendments thereto;

(b) will neither constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture, lease, Constituent Document or other agreement, or any other restriction of any kind to which any Seller Party or Target Entity is a party or by which any Seller Party or Target Entity is bound, nor permit the acceleration of the maturity of the Assumed Liabilities, or the creation of any lien, charge or encumbrance affecting any Assets; provided, however, that this subsection (b) does not include the Citi/Scotia Indebtedness;

(c) except as set forth in Schedule 6.2, do not require any Seller Party or Target Entity to obtain any approval or consent of, or give notice to or make any filing with any Governmental Authority bearing on the validity of this Agreement that is required by law or the regulations of any such Governmental Authority;

(d) cause Buyer to become subject to, or to become liable for the payment of, any Tax other than real and personal property taxes hereafter assessed on the Assets;

(e) will not violate any statute, law, rule or regulation of any Governmental Authority to which any Seller Party or Target Entity or the Business may be subject; and

(f) will not violate any judgment of any court or Governmental Authority to which any Seller Party or the Assets may be subject.

6.3 Binding Agreement. This Agreement and all agreements contemplated by this Agreement to which Seller Parties are or shall become parties (i) have been or will be duly executed by Seller Parties, (ii) are and will constitute the valid and legally binding obligation of Seller Parties, and (iii) are and will be enforceable against Seller Parties in accordance with the respective terms hereof or thereof, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

6.4 Organizational Structure. All of the owners of the Corporate Sellers, the Target Entities and each of their parent entities and the ownership of such parent entities are identified on Schedule 6.4 hereto with their respective holdings of the Corporate Sellers and such parent entities. Except as set forth in Schedule 6.4, there are no outstanding securities, options, warrants, calls, rights or agreements to which any Corporate Seller or Target Entity is a party obligating it to issue, deliver, sell or cause to be issued, delivered or sold capital stock or membership interests or units or other voting securities. Except as set forth in Schedule 6.4, there are no outstanding contractual obligations of any Corporate Seller or Target Entity to repurchase, redeem or otherwise acquire any voting securities. Except as set forth in Schedule 6.4, no Corporate Seller or Target Entity has any Subsidiaries (whether or not wholly-owned) or any investment in any other entity. Since the inception of each Target Entity, no other entity has been merged with or into the Target Entity, and Schedule 6.4 lists all names under which any Target Entity has operated; the Target Entities have existed solely for the purposes of owning and/or operating the Facilities.

6.5 Financial Statements; Internal Controls.

(a) Schedule 6.5(a) hereto contains copies of the following financial statements of each Target Entity (the “Financial Statements”): (i) balance sheets dated as of December 31, 2012 (the “Balance Sheet Date”); and (ii) income statements for the fiscal year ended December 31, 2012. Such Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Financial Statements are true, complete and accurate in all respects and fairly present the financial condition and results of operations of such Target Entity as of the dates and for the periods indicated thereon. Each Seller Party acknowledges that Buyer has relied on the financial information set forth in the Financial Statements in determining the price paid pursuant to Section 3.1.

(b) With the exception of the liabilities set forth in the Financial Statements and the liabilities incurred in the ordinary course of the business of each Target Entity since the Balance Sheet Date, no Target Entity has any liabilities with respect to the Business of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due. There are no conditions existing with respect to the properties, assets or personnel of the Business that might adversely affect the Shares, the Assets or the financial condition, business or prospects of the Business other than conditions as may affect the industry in which the Target Entities participate as a whole.

(c) Each Target Entity has designed and maintains disclosure controls and procedures to ensure that material information relating to the Target Entity is made known to such Target Entity’s executive officers by others employed by such Target Entity. Each Target Entity has designed and maintains internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect such Target Entity’s ability to record, process, summarize and report financial information.

6.6 Contracts; No Defaults. Attached hereto as Schedule 6.6 is a list of all contracts, leases, instruments and agreements to which a Seller Party or Target Entity is a party or by which a Seller Party or Target Entity is bound or which may have an effect on the Shares, the Assets or the Business (the “Contracts”). Seller Parties have made available to Buyer true and complete copies of the Contracts. There is not, under any of the Contracts, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of the Seller Party or Target Entity a party thereto, or, to the Knowledge of Seller Parties, the other party or parties thereto, except such defaults, events of default and other events as to which requisite waivers or consents have been obtained and such defaults, events of default and other events of nonperformance that have not had and would not be expected to have a Material Adverse Effect. Except as noted in Schedule 6.6, all Contracts are in full force and effect, there has been no threatened cancellation, termination or nonrenewal thereof, there are no outstanding disputes thereunder, each is with an unrelated third party and was entered into on an arm’s length basis in the ordinary course of business, and all will continue to be binding in accordance with their terms as of the Closing Date. Any Contracts not intended by the parties to be held by the Target Entities from and after Closing shall herein be referenced as the “Excluded Contracts”, and shall be designated as Excluded Contracts on Schedule 6.6. All Contracts listed on Schedule 6.6 that are not designated as “Excluded Contracts” shall be referred to herein as the “Assumed Contracts”.

6.7 Real Property.

(a) Target Entities own good and marketable title in fee simple to the Real Property, which is described in Schedule 6.7(a)(i) hereto (which Schedule includes a legal description of all of the Real Property), free and clear of all Encumbrances other than Permitted Encumbrances. The Real Property constitutes all of the real property used by the Target Entities in the operation of the Business. A list and general description of the term of any third party leases by Target Entities as landlord including the relevant address, term, rental rate and area leased is contained on Schedule 6.7(a)(ii). A list and general description of the use of all real property leased by the Target Entities as lessee from any third parties under any oral or written lease or license (each, a “Lease”), together with the relevant address, term, rental rate, area leased and whether such leased property is subject to Target Entities’ option to renew is contained on Schedule 6.7 (a)(iii) hereto (the “Leased Real Property” and, together with the Real Property, the “Real Estate”). Target Entities have a good and valid leasehold interest in all of the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There are no agreements or amendments, oral or written, pertaining to the Leased Real Property other than as set forth in the Leases referenced on Schedule 6.7(a)(iii). The Real Estate constitutes all of the real property used by Target Entities in the operation or development of the Facilities.

(b) The Real Property is in compliance with all applicable Real Estate Laws, and neither Seller Parties nor the Target Entities have received any notice of violation from any Governmental Authority of any Real Estate Law on the use, occupancy, operation or marketability of the Real Property. No Real Estate Law prohibits, limits or conditions the use or operation of the Real Property as currently used or operated or intended to be used and operated once developed. The Real Property constitutes valid subdivided parcels in accordance with all applicable subdivision restrictions. The Target Entities have all easements, servitudes and rights-of-way necessary for access to and from the Real Property for the operation of the Business in the manner it is currently operating or intended to be operated once developed. All utilities serving the Real Property are adequate to operate the Business in the manner it is currently operating or intended to be operated once developed and any tap fees, hook-up fees or other associated installation or connection charges for the utilities serving the Real Property accrued to date have been fully paid. No improvements (i) encroach onto adjacent property, (ii) violate setback, building or sidelines or (iii) encroach onto any easements or servitudes located on the Real Property. No portion of the Real Property is located within a flood plain or constitutes an area classified as a protected wetland, except as noted on Schedule 6.7(b), which Schedule 6.7(b) may not be amended or modified after execution of this Agreement, notwithstanding any provision herein to the contrary. Neither the Seller Parties nor the Target Entities have received written notice of any action to alter the zoning or zoning classification, or to condemn, requisition or otherwise take all or any portion of the Real Property, or of any proposed plans to modify or realign any adjacent roads or streets providing a means of ingress or egress to the Real Property. Neither the Seller Parties nor the Target Entities have received any written notice of any pending or threatened public improvements which will result in special assessments or taxes against the Real Property.

(c) The Leased Real Property is, to the Knowledge of Seller Parties, in compliance with all applicable Real Estate Laws and neither Seller Parties nor the Target Entities have received any notice of violation from any Governmental Authority of any violation of any Real Estate Law on the use, occupancy or operation of the Leased Real Property by the Target Entities. No Real Estate Law prohibits, limits or conditions the use or operation of the Leased Real Property as currently used, occupied or operated by the Target Entities. No material work, repairs, construction nor capital expenditures are required or necessary with respect to the Leased Real Property for the continued current use, occupancy and operation of the Leased Real Property by the Tenant Entities.

(d) There are no outstanding agreements, options, rights of first offer or refusal, or other present, conditional or contingent rights in favor of any Person to acquire all or any portion of the Real Property.

(e) All permits, licenses, approvals and consents necessary or required for the development and construction of the Tampa Project have been duly issued by the appropriate Governmental Authorities and are in full force and effect. All contracts for the construction and development of the Tampa Project are listed on Schedule 6.6 attached hereto. All construction on or at the Tampa Project is being and will be performed in a good and workmanlike manner in accordance with the Contracts, plans and specifications therefore and all applicable laws. All bills and claims for labor performed and materials or services furnished to or for the benefit of the Tampa Project due and owing as of the date hereof, and at Closing, have been, or will be, paid unless disputed in good faith, in which event such payment shall be reserved against or otherwise assured by the Seller Parties on the Closing Date in a manner reasonably satisfactory to Buyer.

6.8 Personal Property. At Closing, Target Entities shall have good and valid title to all personal property, tangible and intangible, held or used in the operations or development of the Business, free and clear of any Encumbrance except for (i) any applicable equipment leases included in the Assumed Contracts, and (ii) the Permitted Encumbrances. The personal property referenced in this Section 6.8, together with the Real Property, are collectively referred to as the “Assets”; provided, however, that the “Assets” shall expressly exclude any items identified as an “Excluded Asset”, as set forth on Schedule 6.8.

6.9 Zoning. The present use of the Real Property, and the intended use for the Real Property purchased for use in the Tampa Project, is permitted, and each Facility is a conforming structure, under applicable zoning and building laws and ordinances. There are no pending or, to Seller Parties’ Knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Real Property or the Business. No variance, special permit, special exceptions or other approval is required under the local zoning or planning laws from any Governmental Authority to operate the Business as a behavioral health care business.

6.10 Intellectual Property.

(a) Target Entities own, or have licensed or otherwise possesses legally enforceable rights to use in the manner and to the extent currently being used by Target Entities all of the Target Entities Intellectual Property Assets, without (i) infringing or violating the valid and enforceable rights of other Persons, (ii) constituting a breach of any agreement, obligation, promise or commitment by which Target Entities and their Affiliates may be bound or (iii) violating any laws in any applicable jurisdiction.

(b) No actions or proceedings (i) have been made or are currently pending or, to Seller Parties’ Knowledge, threatened by any Person with respect to the Target Entities Intellectual Property Assets, including any actions or proceedings challenging the right of Seller Parties to use, possess, transfer, convey or otherwise dispose of any Target Entities Intellectual Property Assets, or (ii) have been made or are currently pending or, to Seller Parties Knowledge, threatened by any Person with respect to the Intellectual Property Assets of any third party (the “Third Party Intellectual Property Assets”) to the extent arising out of any use, possession, transfer, reproduction, conveyance, distribution or other disposition of, or of products or methods covered by or otherwise relating to, such Third Party Intellectual Property Assets by or through Target Entities.

(c) To the Knowledge of Seller Parties, there is no unauthorized use, infringement, misappropriation or other violation of any of the Target Entities Intellectual Property Assets by any Person, including any employee, former employee, independent contractor or consultant of Target Entities or any of its subsidiaries.

(d) The Target Entities Intellectual Property Assets include all rights, licenses and interests necessary to conduct the business of Target Entities as it is currently conducted and such rights will not be adversely affected by Target Entities or any other Person claiming under or through Target Entities or otherwise in connection with or arising from the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.

6.11 Insurance. Target Entities maintain in full force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth in Schedule 6.11. True and correct summaries of such insurance policies and loss histories have been delivered to Buyer. The insurance coverage of Target Entities is adequate and sufficient to cover claims in Target Entities’ ordinary course of business beyond applicable deductibles and is consistent with the coverage maintained by companies engaged in similar lines of business. Target Entities have not been refused any insurance with respect to the Assets or the operations of the Business by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. Target Entities have given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of, or reserved its rights in respect of, any claim which remains open, or rejected any claim which remains open. Target Entities have not received notice or communication from any such insurance company canceling or materially and adversely amending any of such policies and, to the Knowledge of Seller Parties, no such cancellation or amendment is threatened.

6.12 Litigation or Proceedings. Seller Parties have delivered to Buyer an accurate list and summary description of all litigation or other legal proceedings with respect to the Business and the Assets to which any Target Entity or Seller Party is a party. Except to the extent set forth in Schedule 6.12, there are no claims, actions, suits, proceedings or investigations pending or, to Seller Parties’ Knowledge, threatened against or affecting any Target Entity with respect to the Business, at law or in equity, before or by any Governmental Authority wherever located and, to the Knowledge of Seller Parties, no basis for any such action exists. None of the Seller Parties, nor their respective Knowledge Parties knows of any facts on which claims may hereafter be made against any Target Entity or by any Target Entity against any Person.

6.13 Governmental Authorizations; Compliance. Target Entities possess all Governmental Authorizations that are required for the current conduct of the Business and the use of the Facilities. Target Entities are in compliance with all requirements of federal, state, commonwealth and local law, all applicable terms and requirements of each Governmental Authorization and all requirements of all Governmental Authorities having jurisdiction over Target Entities, the conduct of the Business, the use of their properties and assets and all premises occupied by them at the Facilities. Target Entities have not received any notice, not heretofore complied with, from any Governmental Authority having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations, facilities, equipment, or business procedures or practices at the Facility fail to comply with applicable law, ordinance, regulation, building or zoning law, or requirement of any Governmental Authority. Attached hereto as Schedule 6.13 is a correct and complete list of all Governmental Authorizations that are required for the current conduct of the Business and the use of the Facilities. Except as disclosed in Schedule 6.13, Target Entities validly hold all such Governmental Authorizations, each such Governmental Authorization is valid, binding, in good standing and in full force and effect, and Target Entities are not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Governmental Authorization. Except as disclosed in Schedule 6.13, the consummation of the transactions contemplated by this Agreement will not result in a violation or termination of any Governmental Authorization.

6.14 Regulatory Compliance; Improper Payments.

(a) Except as set forth in Schedule 6.14(a) hereto, no Seller Parties or Target Entities have received any written notice from any Governmental Authority that any of the Business’ operations are not in compliance in all material respects with all applicable laws and regulations. Target Entities have timely filed all reports, data and other information required to be filed under applicable laws and regulations. Target Entities and the Business have been and are in compliance in all material respects with all laws and regulations required to carry on the Business as currently conducted.

(b) Except to the extent permitted by applicable law or regulation, no Target Entity, nor, to Seller Parties’ Knowledge, any manager, officer or employee of any Target Entity, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third-party payors of Target Entities in exchange for business or payments from such persons; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third-party payor or any other person in exchange for business or payments; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any law or regulation of the United States or under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason; (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any improper payment to any person; (vi) made any payment for or agreed to make any payment for any goods, services, or property in an amount in excess of fair market value; or (vii) received written notice or, to the Knowledge of the Seller Parties, any oral notification from a Governmental Authority that any Target Entity has committed a violation of any law or regulation, specifically including, but not limited to, Medicare and Medicaid fraud and abuse provisions of the Social Security Act, including any activity which is prohibited under (1) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.); (2) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn) or the regulations thereunder; (3) the False Claims Act (31 U.S.C. § 3729); (4) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (5) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343); (6) False Statements Relating to Health Care Matters (18 U.S.C. § 1035); and (7) Health Care Fraud (18 U.S.C. § 1347) or regulations related to any of the above (or related state, commonwealth and local fraud and abuse statutes or regulations).

(c) Except as permitted by applicable law or regulation, no Seller Party, Target Entity nor, to Seller Parties’ Knowledge, any of any Seller Party’s or Target Entity’s managers, officers, directors or employees is a party to any contract, lease agreement or other arrangement (including but not limited to any joint venture or consulting agreement), related to any Seller Party or Target Entity, the Business or the Assets, with any physician, physical or occupational therapist, health care facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business for Target Entities with respect to any of the Business or the Facilities, to provide services, lease space, lease equipment or engage in any other venture or activity related to the Business or the Facilities.

(d) Except as set forth in Schedule 6.14(d), there are no contractual relationships between any of the Seller Parties or Target Entities and any Affiliate of the Seller Parties or Target Entities pertaining to the Facilities or the Business that will survive the Closing.

(e) Schedule 6.14(e) lists all financial relationships (whether or not memorialized in writing) that Seller Parties or Target Entities or the Business currently has with any individual known by Seller Parties to be a referral source or an immediate family member of a referral source in connection with the Business. For purposes of this Section 6.14(e), the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder.

(f) The Target Entities are in full compliance with all the terms and conditions applicable to the Certificate of Need granted by the Florida Agency for Health Care Administration with respect to the Tampa Project, and the construction of the Tampa Project is on schedule to be completed prior to any deadlines which may be imposed by the Certificate of Need.

6.15 Compliance Program. Except as set forth in Schedule 6.15, no Seller Party or Target Entity (a) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) has been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (d) has been a defendant in any qui tam/False Claims Act or similar litigation, (e) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the Business or any other health care businesses conducted by the Target Entities), and (f) has received any written complaints or complaints through their telephonic hotlines from employees, independent contractors, vendors, physicians, or any other person that would indicate that such Target Entity has in the past violated, or is currently in violation of, any law or regulation. Buyer has been provided with a description of each audit and investigation conducted by Target Entities pursuant to their compliance program with respect to the Business during the last three years. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the Compliance Program Guidance for Hospitals published by the Office of Inspector General of the Department of Health and Human Services.

6.16 Medicare Participation; Accreditation.

(a) Except as set forth on Schedule 6.16, the Capestrano Facility is certified for participation in the Federal Healthcare Programs and SJCH has a provider agreement with each such Federal Healthcare Program at the Capestrano Facility (the “Provider Agreements”). SJCH is in compliance with the conditions of participation of the Federal Healthcare Programs and with the terms, conditions and provisions of the Provider Agreements. The Provider Agreements are each in full force and effect, and Seller Parties have no Knowledge of any fact or circumstance that would cause any such Provider Agreement not to remain in force or be renewed on and after Closing. Attached hereto as Schedule 6.16 is a complete list of all Medicaid and Medicare provider numbers (the “Provider Numbers”) in the name of SJCH, the Capestrano Facility or as otherwise specified, which SJCH is currently using in its operations (excluding any Medicaid and Medicare provider numbers for facilities that were sold or closed by SJCH prior to the date of this Agreement). The Provider Numbers are active with CMS or the respective Medicaid agency.

(b) The Capestrano Facility is duly accredited, with all Type I recommendations removed, by The Joint Commission for the three year period set forth in Schedule 6.16. Copies of the most recent accreditation survey reports from The Joint Commission pertaining to the Capestrano Facility have been made available to Buyer. Except as set forth in Schedule 6.16, since the date of its most recent The Joint Commission survey, neither any Seller Party nor any Target Entity has made any changes in policy or operations that it believes would cause the Capestrano Facility to be denied participation in the Federal Healthcare Programs. There is no proceeding, investigation or survey pending or, to Seller Parties’ Knowledge, threatened involving any of the Federal Healthcare Programs or any other third-party payor programs with respect to the Business, and no Seller Party has reason to believe that any such investigations or surveys are pending, threatened or imminent.

6.17 Third-Party Payor Cost Reports. Except as set forth in Schedule 6.17, Seller Parties have duly filed all required Cost Reports for all the fiscal years through and including the fiscal year ended December 31, 2012, for the Capestrano Facility.

6.18 Reimbursement. Except as set forth in Schedule 6.18, to the Knowledge of Seller Parties, all billing practices of SJCH with respect to all third-party payors, including the Federal Healthcare Programs and private insurance companies, have been in compliance in all material respects with all applicable laws, regulations and policies of such third-party payors, private insurance companies and the Federal Healthcare Programs. Except as set forth in Schedule 6.18, during the period of employment by SJCH, (i) no employee or independent contractor of any Seller Party (whether an individual or entity), or any member of SJCH’s medical staff has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) and (ii) none of the officers, directors, managers, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of SJCH have been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or, to Seller Parties’ Knowledge, been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any such exclusion, sanction or conviction threatened or pending. No Target Entity has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), nor is any such exclusion threatened or pending. No Target Entity has been convicted of a criminal offense related to the provision of health care services.

6.19 Medical Staff Matters. Schedule 6.19 includes true, correct, and complete copies of the bylaws of the medical staff of the Capestrano Facility. With regard to the medical staff of the Capestrano Facility and except as set forth in Schedule 6.19 hereto, there are no pending legal disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Schedule 6.19 includes a list of the members of the Seller Parties’ medical staff. Except as listed in Schedule 6.19, to Seller Parties’ Knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting any member of the medical staff at law or in equity or before or by any Governmental Authority wherever located with respect to services provided at the Capestrano Facility. Except as listed in Schedule 6.19, no member of the Capestrano Facility medical staff has resigned or had his or her privileges revoked or suspended during the past year.

6.20 Statutory Funds. None of the Assets are subject to any liability in respect of amounts received by Target Entities for the purchase or improvement of the Assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act (42 U.S.C. § 291 et seq.).

6.21 Tax Liabilities.

(a) No Target Entity has filed a 2012 Income Tax Return. Each Target Entity has duly filed or caused to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all other Tax Returns (including information returns) which are required to be filed on or before the Closing Date by or on behalf of such Target Entity. All such Tax Returns are correct and complete in all material respects. All Taxes due and payable prior to the date hereof (or, as of the Closing Date, due and payable prior to the Closing Date) have been paid in full, and all Taxes will be paid in full within the time permitted under the Code or applicable laws. All Taxes that have not yet become due and payable on or at the Closing Date have been adequately reserved in the Financial Statements in accordance with GAAP. There are no liens on any of the Assets with respect to Taxes, other than liens for Taxes not yet due and payable. No Target Entity has agreed, or is required, to make any adjustment under Code Section 481(a) or Section 1040.02(f) of the PR Code by reason of a change in accounting method or otherwise that will affect the liability of such Seller Party for Taxes. No Target Entity has entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(b) (i) No deficiencies for Taxes have been claimed, proposed or assessed in writing by any Governmental Authority for which a Target Entity may have any liability, (ii) there are no pending or threatened audits, suits, proceedings, actions, investigations or claims for or relating to any liability in respect of Taxes, (iii) there are no matters under discussion by a Target Entity with any Governmental Authorities with respect to Taxes that may result in an additional amount of Taxes for which such Target Entity may have any liability or which may attach to the Assets and (iv) no power of attorney has been executed and is currently in force with respect to any Tax matter. No Target Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) No Target Entity has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments with respect to such Target Entity that will not be deductible under Section 280G of the Code or Section 1033.01(a) of the PR Code. Each Target Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2, 1099 and 480.6 required with respect thereto have been properly completed and timely filed. No Tax Return that was filed by or including any Target Entity contains, or was required to contain, a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). Except as disclosed on Schedule 6.21(c), no Target Entity is or has been a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal and Puerto Rico income tax purposes. No Target Entity, except for TBT, as a Qualified Subchapter S Subsidiary of First Ten Broeck Tampa, Inc. has been a member of a domestic affiliated group or filed or been included in a combined, consolidated or unitary Tax Return, has a liability for unpaid Taxes of any Person as a former member of an affiliated group or as a transferee or successor, and no Target Entity is a party to any tax allocation or sharing agreement.

(d) Schedule 6.21(d) contains a list of all jurisdictions in which any Target Entity files (or for 2012 will be required to file) a Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where a Target Entity does not file Tax Returns that the Target Entity is or may be subject to Tax in that jurisdiction. No Target Entity has (nor have they ever had), a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(e) The Seller Parties have delivered or made available to Buyer true and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Target Entities since their respective formation.

(f) CRC and SJCH are the beneficiaries of a concession issued by the Puerto Rico Department of the Treasury pursuant to Law 168 of June 30, 1968 (the “Concession”), and to the Knowledge of the Sellers Parties, CRC and SJCH are in full compliance with the terms of the Concession and consummation of the transactions described herein shall have no effect on the status of CRC or SJCH as beneficiaries thereunder.

(g) The Seller Parties shall cause all loans, advances, payables and receivables between any Seller Party and any Target Entity, or between any Target Entity and a different Target Entity, which were made or arose out of transactions occurring prior to the Effective Time to be paid or performed by the applicable obligors or otherwise discharged prior to the Effective Time. Any tax on any income realized as a result of said discharge will be borne by the Seller’s Parties.

6.22 ERISA Compliance.

(a) Schedule 6.22 sets forth a true, complete and correct list of all Benefit Plans (i) which are currently maintained or contributed to by Target Entities or any ERISA Affiliate, or (ii) with respect to which Target Entities have any liability or obligations to any current or former officer, employee, or service provider of Target Entities or any ERISA Affiliate, or the dependents of any thereof, regardless of whether funded.

(b) No Target Entity nor any ERISA Affiliate has been liable at any time for contributions to a plan that is or has been at any time subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. There is no multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) under which any current or former employee of a Target Entity or any ERISA Affiliate has any present or future right to benefits pursuant to such employment or under which such Target Entity or any ERISA Affiliate has any present or future liability. No Target Entity nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer plan or to a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c) Target Entities have heretofore made available to Buyer, with respect to each of the Benefit Plans, true, accurate and complete copies of the following documents, as applicable: (i) the Benefit Plan document and all amendments, (ii) any related trust agreement or other funding instrument, (iii) the most recent IRS determination letter, (iv) any summary plan description and other material written communications provided to employees concerning the extent of the benefits provided under each Benefit Plan, (v) the actuarial report and annual reports (Form 5500), if any, for such Benefit Plan for each of the last three years and (vi) all personnel, payroll and employment manuals and policies.

(d) No Target Entity nor any ERISA Affiliate or, to Seller Parties’ Knowledge, any other Person has engaged in a prohibited transaction, breached any fiduciary duty or violated any law or regulation applicable to the Benefit Plans and related funding arrangements. Each Benefit Plan intended to be qualified under Section 401(a) of the Code (and/or, as applicable, Section 1081.01 of the PR Code) has a current favorable determination letter as to its qualification or the sponsor of the Benefit Plan may rely on the IRS and/or the Puerto Rico Department of Treasury notification letter to the sponsor of any prototype plan used to document the terms of such Benefit Plan as to the tax-qualified status of such Benefit Plan, and no event has occurred which would reasonably be expected to cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code (and/or, as applicable, Section 1081.01 of the PR Code). Each Benefit Plan has been operated in compliance with applicable law and regulations, including Section 401(a) of the Code (and/or, as applicable, Section 1081.01 of the PR Code and ERISA), and in accordance with its terms. Any contributions, including salary deferrals, required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been (and will be) properly reflected on the Financial Statements, as applicable.

(e) All required reports, Tax Returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service, the Puerto Rico Department of Treasury, the U.S. Department of Labor and/or, as appropriate, provided to participants in the Benefit Plans. There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to Seller Parties’ Knowledge, none are threatened.

(f) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of Target Entities. No Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code, and no Target Entity has made any payments, is obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(g) Target Entities and any ERISA Affiliates have complied in all material respects with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance continuation coverage for employees. Seller Parties have made available to Buyer a list of all current employees of Target Entities and any ERISA Affiliates and their beneficiaries who are eligible for and/or have elected continuation coverage under COBRA. No Benefit Plan provides for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employees of Target Entities or any ERISA Affiliate or their beneficiaries for any period of time beyond the termination of employment (except to the extent of coverage required under COBRA).

(h) No Lien exists with respect to any of the assets of Target Entities or any ERISA Affiliate which were imposed pursuant to the terms of the Code or ERISA.

(i) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the transactions (alone or in conjunction with any other event) will (i) entitle any employee or other individual providing services for the Facility to any compensation or benefit or (ii) result in any termination, breach or violation of, or default under, or limit the Target Entities’ right to amend, modify or terminate any Benefit Plan. Neither the Target Entity nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that any Target Entity (i) will create additional Benefit Plans covering the employees of any Target Entity, (ii) will increase benefits promised or provided pursuant to any Benefit Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend or amend any Benefit Plan.

6.23 Employees and Employee Relations.

(a) Except as set forth in Schedule 6.23(a), as of the date hereof, (i) there is no pending or, to Target Entities’ Knowledge, threatened employee strike, work stoppage or labor dispute against or involving the Business and none has occurred, (ii) to Target Entities’ Knowledge, no union representation question exists respecting any employees of Target Entities, no demand has been made for recognition by a labor organization by or with respect to any employees of Target Entities, no union organizing activities by or with respect to any employees of Target Entities are taking place, and none of the employees of Target Entities are represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Target Entities, (iv) there is no unfair practice claim against Target Entities before the National Labor Relations Board, (v) there are no pending or, to Target Entities’ Knowledge, threatened complaints or charges before any Governmental Authority regarding employment discrimination and/or retaliation, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like, (vi) the Target Entities, Facilities, and Business have properly classified, including for purposes of participation under all Benefit Plans, individuals providing services to the Target Entities, Facilities, and Business as independent contractors or employees, as the case may be, and (vii) the Target Entities, Facilities, and Business have paid or accrued for all compensation owed to their respective employees with respect to and have accounted for all overtime wages and have in all material respects complied with all wage and hour and workers’ compensation laws and fair labor standards.

(b) Schedule 6.23(b) contains a list of all of the employees of Target Entities (the “Employees”) at the Business, their current salary or wage rates, bonus and other compensation, benefit arrangements, accrued sick days, vacation days and holidays, period of service for purposes of vesting and eligibility to participate under any Benefit Plan, department and a job title or other summary of the responsibilities of such Employees. Schedule 6.23(b) also indicates whether such Employees are part-time, full-time or on a leave of absence and the type of leave.

6.24 Environmental Matters. Except in each case as disclosed on Schedule 6.24:

(a) The operations and properties of Target Entities are and at all times have been in compliance with all applicable Environmental Laws, which compliance includes but is not limited to the possession by Target Entities of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. All such Governmental Authorizations are valid and in full force and effect.

(b) Target Entities have not treated, stored, managed, disposed of, transported, handled, released, discharged or used any Material of Environmental Concern except in the ordinary course of its business and in compliance with all Environmental Laws; and, to the Knowledge of Seller Parties, no Person has treated, stored, managed, disposed of, transported, handled, released, discharged or used any Material of Environmental Concern at the Real Property.

(c) There are no Environmental Claims pending or, to the Knowledge of Seller Parties, threatened against Target Entities, and to the Knowledge of Seller Parties, no circumstances exist that could reasonably be expected to lead to the assertion of an Environmental Claim against Target Entities. No Target Entity has agreed to or is otherwise subject to or bound by any order, judgment, decree, award or other requirement or determination relating to the compliance or non-compliance with any Environmental Laws or to the investigation, clean-up or remediation of any Material of Environmental Concern, and no material work, repairs, construction or capital expenditures are required by any Environmental Laws with respect to the Real Property for the lawful use of the Real Property as currently used or intended to be used once developed. Seller Parties shall promptly notify Buyer in writing of any Environmental Claim which the Seller Parties or Target Entities receive notice of prior to Closing and shall furnish Buyer with copies of such Environmental Claim.

(d) To the Knowledge of Seller Parties, there are no off-site locations where Target Entities have stored, disposed or arranged for the disposal of Materials of Environmental Concern other than at duly permitted disposal facilities, and Target Entities have not been notified in writing that it is a potentially responsible party at any such location under any Environmental Laws.

(e) To the Knowledge of Seller Parties, Target Entities have not assumed or undertaken or otherwise become subject to any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.

(f) To the Knowledge of Seller Parties, (i) there are no underground storage tanks located on property owned, leased or operated by Target Entities; (ii) there is no asbestos-containing material (as defined under Environmental Laws) contained in or forming part of any building, building component, structure or office space owned, leased or operated by Target Entities, and (iii) there are no polychlorinated biphenyls (“PCBs”) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by Target Entities.

6.25 Medical Waste. Except as disclosed in Schedule 6.25, the operations and properties of Target Entities are and at all times have been in compliance with the Medical Waste Laws.

6.26 Brokers. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller Parties or Target Entities.

6.27 Absence of Certain Changes. Since December 31, 2012, Target Entities have conducted the Business only in the ordinary course of business and in compliance with law. Except as set forth in Schedule 6.27, since December 31, 2012, there has not been any transaction or occurrence in which Target Entities or any of its Affiliates, in connection with the Facilities, has:

(a) entered into any new line of business or amended, renewed or terminated any of their Contracts, entered into any Contract or transaction, incurred or agreed to incur any liability or increased any Target Entity’s capital lease obligations or canceled or waived any rights, contractual or otherwise, in each case other than in the ordinary course of business and consistent with past practice;

(b) acquired or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(c) acquired (whether by purchase or lease) or sold, assigned, leased or otherwise transferred or disposed of or agreed to acquire (whether by purchase or lease) or to sell, assign, lease or otherwise transfer or dispose of any property, plant, equipment or other assets (including capital assets and investments in or loans to another Person), except in the normal course of business and consistent with past practice, or otherwise make capital expenditures or incur costs in respect of construction-in-progress;

(d) created, assumed or permitted to exist any new Encumbrance upon any of the assets of Target Entities (other than Permitted Encumbrances), whether now owned or hereafter acquired, or otherwise incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other Person;

(e) increased (or agree to increase) compensation or benefits (including without limitation, the granting of options or restricted stock or other direct or indirect remuneration) payable to or to become payable to, or made (or agreed to make) any bonus payment to any employee or agent of a Target Entity, except in the ordinary course of business consistent with past practice and in accordance with existing personnel policies or plans, or entered into any employment, severance or similar agreement with any officer, employee or agent;

(f) except as required by applicable law or regulation or the provisions of this Agreement, adopted, amended or terminated any employee benefit plan or any agreement, arrangement, plan or policy between a Target Entity and one or more of its current or former shareholders, owners, members, directors, managers, officers, employees or agents;

(g) commenced or settled any proceeding or other litigation, action or claim;

(h) (i) changed its methods of accounting in effect on the Balance Sheet Date, except as required by changes in GAAP or regulatory accounting principles; (ii) experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves; or (iii) written down the value of or failed to replenish any inventory; (iv) settled, compromised, accelerated or otherwise dealt with accounts receivable in any manner that would cause cash collections on such accounts receivable to depart from historical levels or cycles, except in the ordinary course of business and consistent with past practice;

(i) made or changed any election with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to a Target Entity, surrendered any right to claim for refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a Target Entity or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(j) paid any amount to any Governmental Authority or any other third party for any claim, obligation, liability, loss, damages or expenses, of whatever kind or nature, incurred or imposed or based upon any provision of law pertaining to environmental protection;

(k) taken any action or entered into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Governmental Authorization or regulatory approval that may be required for consummation of the transaction herein contemplated;

(l) experienced any damage, destruction or loss (whether or not covered by insurance) to any asset or aggregate amount of assets of a Seller Party material in value or to a Seller Party’s business or prospects;

(m) experienced any Material Adverse Effect or any fact or condition likely to have or which could be expected to have a Material Adverse Effect;

(n) issued, sold, pledged or encumbered, or authorized the issuance, sale, pledge or encumbrance of, any Shares or issued, sold, pledged or encumbered or authorized the issuance, sale, pledge or encumbrance of, any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or any other rights to subscribe for or acquire, any Shares;

(o) effected any recapitalization, reclassification, dividend, split, combination or like change in its capitalization; or

(p) amended or restated its Constituent Documents.

6.28 Personal Property. Except as set forth on Schedule 6.28, the Target Entities have good and valid title to all items of personal property owned by them, and a valid and enforceable leasehold interest or license in all tangible items of personal property leased by or licensed to them, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Schedule 6.28, such equipment and other personal property have been maintained in accordance with good business practices, and are, in the aggregate, in good operating condition and repair (normal wear and tear excepted), in all material respects.

6.29 Accounts Receivable. Except as set forth on Schedule 6.29 or as otherwise reserved on the most recent Financial Statements, to the Knowledge of Seller, the accounts receivables reflected in the Interim Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

6.30 Statements and Other Documents Not Misleading. Neither this Agreement, including all exhibits and schedules hereto, nor the other documents and agreements contemplated hereby or required to be delivered by Seller Parties or the Target Entities contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document or other instrument not misleading. No other documents or instruments heretofore or hereafter furnished by Seller Parties or the Target Entities to Buyer in connection with the transactions contemplated hereby contains or will contain any such untrue statement or omission of a material fact.

7. REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof, except as disclosed in the Schedules, Buyer represents and warrants to Seller Parties as follows:

7.1 Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its business as now being conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer.

7.2 Binding Agreement. This Agreement and the other agreements contemplated by this Agreement to which Buyer is a party (i) have been or will be duly executed by Buyer, (ii) are and will constitute the valid and legally binding obligations of Buyer, and (iii) are and will be enforceable against Buyer in accordance with the respective terms hereof or thereof, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

7.3 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that has or would reasonably be expected to have a Material Adverse Effect on Buyer’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.

7.4 Brokers. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

7.5 Statements and Other Documents Not Misleading. Neither this Agreement, including all exhibits and schedules hereto, nor the other documents and agreements contemplated hereby or required to be delivered by Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document or other instrument not misleading. No other documents or instruments heretofore or hereafter furnished by Buyer to Seller Parties in connection with the transactions contemplated hereby contains or will contain any such untrue statement or omission of a material fact.

7.6 Financial Capability. Buyer will have, or have available from borrowing, as of the Closing Date, sufficient funds to pay the Purchase Price.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the satisfaction, fulfillment or performance on or prior to the Closing Date of the following conditions unless waived in writing by Buyer:

8.1 Seller Parties’ Deliverables. Seller Parties shall have delivered to Buyer the agreements, documents and other items described in Section 5.2.

8.2 Closing Documents. Seller Parties shall have executed and delivered to Buyer all other documents, agreements and certificates required to be executed or delivered by each of them pursuant to any term or provision of this Agreement.

8.3 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Seller Parties on or before the Closing Date pursuant to the terms hereof, individually and collectively, shall have been duly complied with and performed in all material respects.

8.4 Representations and Warranties. Each of the representations and warranties by Seller Parties set forth in Article 6 hereof, individually and collectively, shall be true and correct in all material respects on the date hereof and on the Closing Date.

8.5 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated; no Governmental Authority shall have taken any other action or made any request of Buyer or Seller Parties as a result of which Buyer deems reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and neither the U.S. Department of Justice nor the Federal Trade Commission (the “FTC”) shall have requested, orally or in writing, that Seller Parties delay or postpone the Closing, and the Attorney General of any State of the United States shall not have requested, in writing, that Seller Parties delay or postpone the Closing.

8.6 Consents and Approvals. All necessary Governmental Authorizations for the transactions contemplated hereby, and for the continued operation or development of the Facilities as a behavioral health care facility following the consummation of the transactions contemplated hereby, shall have been issued in form and substance reasonably satisfactory to Buyer. Buyer shall have confirmed to its reasonable satisfaction that (i) SJCH will, after consummation of the transactions contemplated hereby, continue to be approved for reimbursement by Medicare and Puerto Rico Medicaid, and (ii) the Concession will continue in effect consistent with prior periods and unaffected by the transactions described in this Agreement; provided, however, that in each case Buyer will use all commercially reasonable efforts to obtain such confirmation by April 30, 2013, and will promptly notify Seller Parties of any information it receives that negatively impacts Buyer’s ability to obtain such confirmation within such time. Seller Parties shall also have used reasonable efforts to have obtained consents, where necessary, from all third parties to the Assumed Contracts to a change of control in the Target Entities and any consents that Buyer or Seller Parties are contractually required to obtain; provided, Seller Parties shall not be obligated to pay any assumption fees or similar compensation to such third parties as an inducement to obtain any consent to a change in control.

8.7 Absence of Certain Changes. No Material Adverse Effect shall have occurred since the Balance Sheet Date. Seller Parties shall have conducted their business only in the ordinary course of business and there shall have occurred no material adverse change in the business, operations, financial condition, prospects, accounting treatments, methods or policies for the recording of expenses and allowances related to bad debts, policy adjustments, charity discounts, or Federal Healthcare Programs accounts receivable, or personnel of Seller Parties from the Balance Sheet Date to the Closing Date and none of Seller Parties, the Assets or the Facilities, shall have sustained any loss or damage, whether or not insured, that materially and adversely affects the value of the Assets or the Facilities in the reasonable opinion of Buyer.

8.8 Releases. All Indebtedness, except the Citi/Scotia Indebtedness, of the Target Entities to persons holding liens affecting the Assets, other than the Permitted Encumbrances, or related to the Business, or Indebtedness of the Seller Parties to persons holding liens affecting the Shares shall have been fully satisfied, all Encumbrances currently encumbering the Assets shall have been duly released by the secured parties and other lien holders, and UCC-3 releases or termination statements and other lien discharging documents shall have been properly recorded or the recording thereof shall have been duly arranged pursuant to the relevant secured party’s written authorization allowing Buyer and/or Seller Parties to file such lien-discharging documents without the secured party’s signature. With respect to the Citi/Scotia Indebtedness, at least two (2) Business Days prior to the Closing Date, Seller Parties will provide to Buyer a payoff letter (the “Citi/Scotia Payoff Letter”) for payment of the Citi/Scotia Indebtedness as of the Closing Date (with a per diem amount for additional days) executed by the applicable administrative agent for the lenders of the Citi/Scotia Indebtedness on terms and conditions reasonably satisfactory to Buyer, such terms to include either (i) the lender’s affirmative covenant to file all necessary UCC and Mortgage terminations within five (5) Business Days following the Closing Date, or (ii) such lenders’ express authorization for the Buyer to have any such documents filed on the lenders’ behalf (any cost of such termination filings to be borne by the Seller Parties).

8.9 No Insolvency. Neither Seller Parties nor Target Entities shall be in receivership or dissolution, have made any assignment for the benefit of creditors, have admitted in writing its inability to pay its debts as they mature, have been adjudicated as bankrupt or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law, nor shall any such petition have been filed against any of them.

8.10 Tail Insurance. If the Target Entities’ existing insurance does not provide coverage for occurrences during the pre-Closing period, then the Seller Parties shall have provided evidence satisfactory to Buyer that the Seller Parties have purchased fully-paid tail coverage for the Target Entities to remain in place for a period of three years from the Effective Time to insure against general liability and malpractice liability, and such tail coverage will have the effect of converting the Target Entities’ claims-made insurance policy into an occurrence-based insurance policy.

8.11 HSR Premerger Notification. The applicable waiting period (or early termination or extended waiting period, as applicable) of the pre-merger notification report form pursuant to the HSR Act provided for under Section 10.6 hereof shall have expired without any notice of enforcement action by a Governmental Authority; provided, that if any applicable waiting period extends beyond sixty (60) days following the date thereof, the Closing shall be extended for an additional thirty (30) days, provided further, that the Closing shall occur no later than two (2) days from the expiration of the applicable waiting period or notice of no-action occurring during such additional thirty (30) day period.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER PARTIES

The obligations of Seller Parties hereunder are subject to the satisfaction, fulfillment or performance on or prior to the Closing Date of the following conditions unless waived in writing by Seller Parties:

9.1 Buyer Deliverables. Buyer shall have delivered to Seller Parties the agreements, documents and other items described in Section 5.3.

9.2 Closing Documents. Buyer shall have executed and delivered to Seller Parties all other documents, agreements and certificates required to be executed or delivered by Buyer pursuant to any term or provision of this Agreement.

9.3 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof, individually and collectively, shall have been duly complied with and performed in all material respects.

9.4 Representations and Warranties. Each of the representations and warranties by Buyer set forth in Article 7 hereof, individually and collectively, shall be true and correct in all material respects on the date hereof and on the Closing Date.

9.5 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated; no Governmental Authority shall have taken any other action or made any request of Buyer or Seller Parties as a result of which Seller Parties reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and neither the U.S. Department of Justice nor the FTC shall have requested, orally or in writing, that Seller Parties delay or postpone the Closing, and the Attorney General of any State of the United States shall not have requested, in writing, that Seller Parties delay or postpone the Closing.

10. ADDITIONAL AGREEMENTS AND COVENANTS

10.1 Post-Closing Access to Information. For a period of five years after Closing, the parties will make available to one another upon written request such documents and information as may be available relating to the Assets, the Assumed Contracts and the Assumed Liabilities for periods prior and subsequent to Closing to the extent reasonably necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.

10.2 Financial Statements and Reports. Prior to execution of this Agreement, Seller Parties shall have delivered to Buyer copies of Seller Parties’ unaudited balance sheets and the related unaudited statements of income for each month ended on and before February 28, 2013, together with the notes and budget variance analyses, if any, related thereto. Commencing with the month ended March 31, 2013, within 20 days following the end of each calendar month prior to the Closing Date, Seller Parties shall deliver to the Buyer copies of Seller Parties’ unaudited balance sheets and the related unaudited statements of income for each month then ended, together with the notes and budget variance analyses, if any, related thereto. Such financial statements shall have been prepared in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of notes (the effect of which will not, individually or in the aggregate, be materially adverse), from and in accordance with the Seller Parties’ books and records and on a basis consistent with the Financial Statements.

10.3 Seller Parties Best Efforts; Closing Conditions. Between the date of this Agreement and the Closing Date, Seller Parties will use their best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable, including as required by applicable law and regulation, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including causing the conditions specified in Articles 8 and 9 hereof to be satisfied as soon as reasonably practicable, but in all events, except as noted herein, before the Closing Date.

10.4 Employee Matters.

(a) As of Closing, all of the Business employees listed on Schedule 10.4(a) (as updated at Closing) will remain as employees of the applicable Target Entity, as the case may be, on terms consistent with the current practices of the Business and subject to Buyer’s customary employee screening and employment practices, policies and procedures. All employees acquired pursuant to this Section 10.4(a) shall be referred to herein as “Acquired Employees.”

(b) From and after the Closing Date, Buyer shall cause all Acquired Employees to be granted credit for any service with the applicable Target Entity earned prior to the Closing Date for purposes of benefit eligibility and vesting (but not benefit accrual). In addition, Buyer hereby agrees that Buyer shall cause all covered expenses incurred during the calendar year in which the Closing Date occurs by any Acquired Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date for the remainder of such calendar year.

(c) The Buyer intends to have the applicable Target Entity maintain the Benefit Plans listed on Schedule 10.4(c) for some period of time after Closing (the “Continued Benefit Plans”). Notwithstanding the foregoing, the Target Entity shall adopt any amendments or take other actions effective immediately prior to the Closing Date with respect to the Continued Benefit Plans as reasonably requested by Buyer. With respect to any Benefit Plans not listed on Schedule 10.4(c), the Seller Parties will cause the Target Entity to take any such action prior to Closing, including but not limited to, terminating or amending any Benefit Plan, as reasonably requested by Buyer. Prior to, or if requested after Closing, the Seller Parties will provide such assistance and cooperation as may be necessary or appropriate to obtain third party consents (if any) to the continuation of the Continued Benefit Plans. Nothing in this Agreement shall limit or restrict the rights of Buyer or the Target Entity to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(d) Notwithstanding the provisions of this Section or any other provision of this Agreement, the ability or right of any Target Entity to terminate the employment of any of their respective employees after the Closing Date shall not be limited or restricted in any way (subject to any rights of such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment or rights under applicable law). Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer and/or the Target Entity with respect to employees.

(e) Seller Parties shall reimburse Buyer for up to an aggregate of $50,000 of the total severance required to be paid (and ultimately actually paid) by Buyer or the Target Entities pursuant to Puerto Rico Act No. 80 of May 30, 1976 (“Act 80”) with respect to all Acquired Employees that an Acquired Entity terminates without “just cause” (as such term is defined in Act 80) during the first sixty (60) days after the Closing Date. At Seller Parties’ election, such amount may either be paid in cash from the Seller Parties to the Buyer, or by directing any such amount to be paid from the First Letter of Credit Amount.

10.5 Tax Matters.

(a) Notwithstanding anything herein to the contrary, Seller Parties shall be liable for and pay, and shall indemnify Buyer against, any Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Seller Parties will join in the execution of any such Tax Returns or other documentation.

(b) After the Closing, the Parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by such Parties in their preparation of any Tax Returns required to be filed by or with respect to the Target Entities. Such cooperation shall include access during normal business hours afforded to the parties and their respective agents and representatives to, and reasonable retention by such parties of, Tax records related to the Target Entities, and making employees and agents (including auditors) of the Buyer and the Seller Parties available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder.

(c) (i) Seller Parties shall prepare or cause to be prepared all Tax Returns of or with respect to each Target Entity that are required to be filed for 2012; provided that Seller Parties shall deliver any such Tax Return to Buyer in the form proposed for filing at least twenty (20) Business Days prior to the due date thereof for review and approval by Buyer, which approval may not be unreasonably withheld, conditioned or delayed. Buyer shall notify Seller Parties of any requested changes to such returns within seven (7) Business Days of Buyer’s receipt thereof. If Seller Parties object to Buyer’s requested changes, Buyer and Seller Parties will have five (5) Business Days to resolve such dispute prior to submitting the disputed portion of such return to the Selected Accounting Firm for binding resolution prior to filing such Tax Return. The Selected Accounting Firm will promptly review only those items and amounts specifically set forth in the requested change(s) and resolve the dispute with respect to each requested change. The fees and expenses of the Selected Accounting Firm will be borne by Seller Parties and Buyer in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in such party’s favor, or determined by the Selected Accounting Firm. The decision of the Selected Accounting Firm will be final, conclusive and binding on the parties. Buyer shall file or cause to be filed, within the time and in the manner required by applicable Law, such Tax Returns and pay or cause to be paid all Taxes due and owing with respect to such Tax Returns, provided however that to the extent amounts owed are in excess of amounts included in the final determination of Closing Working Capital with respect to federal income Taxes, such excess amount shall be an Excluded Liability.

(ii) Buyer shall prepare or cause to be prepared all Tax Returns of or with respect to each Target Entity that are required to be filed for 2013; provided that Buyer shall deliver any such Tax Return to Seller Parties in the form proposed for filing at least twenty (20) Business Days prior to the due date thereof for review and approval by Seller Parties, which approval may not be unreasonably withheld, conditioned or delayed. Seller Parties shall notify Buyer of any requested changes to such returns within seven (7) Business Days of Seller Parties’ receipt thereof. If Buyer objects to Seller Parties’ requested changes, Buyer and Seller Parties will have five (5) Business Days to resolve such dispute prior to submitting the disputed portion of such return to the Selected Accounting Firm for binding resolution prior to filing such Tax Return. The Selected Accounting Firm will promptly review only those items and amounts specifically set forth in the requested change(s) and resolve the dispute with respect to each requested change. The fees and expenses of the Selected Accounting Firm will be borne by Seller Parties and Buyer in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in such party’s favor, or determined by the Selected Accounting Firm. The decision of the Selected Accounting Firm will be final, conclusive and binding on the parties. Buyer shall file or cause to be filed, within the time and in the manner required by applicable Law, such Tax Returns and pay or cause to be paid all Taxes due and owing with respect to such Tax Returns, provided however that to the extent amounts owed are in excess of amounts included in the final determination of Closing Working Capital with respect to federal income Taxes, such excess amount shall be an Excluded Liability.

(d) “Straddle Period” means a Taxable Period that includes, but does not end on, the Closing Date. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which could be payable if the Taxable Period ended on the Closing Date and the parties shall elect to do so if permitted by applicable Law; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Target Entities, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Taxable Period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(e) For Tax purposes, unless otherwise required by applicable Law, the parties agree to treat all payments made under any indemnity provisions contained in this Agreement, and any payments in respect of any breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.

(f) Buyer and Seller Parties agree that the Target Entities shall become a member of the federal income consolidated tax group of which an affiliate of Buyer is the common parent on the day after the Closing Date. To the extent applicable, any state or local Income Tax Returns shall be prepared in accordance with provisions comparable to Treasury Regulations Section 1.1502-76(b) under state or local Law.

(g) Buyer and Seller Parties agree that prior to Buyer’s making any Tax election under the Code or under the PR Code that would reasonably be expected to result in an additional Tax liability on any Seller Party, Buyer will provide written notice of such election to the Seller Parties. After such notice has been provided, the Seller Parties and Buyer shall have thirty (30) days to reasonably in good faith determine the amount in additional Taxes that the Buyer’s election will have on the Seller Parties, but for that election (the “Additional Tax Liability Amount”). If the Seller Parties and the Buyer cannot agree on the Additional Tax Liability Amount, the determination of the same shall be submitted to the Selected Accounting Firm for binding resolution prior to Buyer making any Tax election, pursuant to the procedure established in Section 10.5(c)(1). Buyer may either (i) covenant in writing to pay the Seller Parties the Additional Tax Liability Amount in immediately available funds prior to the date such Taxes become due, or (ii) Buyer may, in its sole discretion, decide not to make such Tax election.

10.6 Notices and Consents. Seller Parties shall use their commercially reasonable efforts to: (i) provide, in coordination with Buyer, all notices required of any Governmental Authority to consummate the transaction contemplated herein; (ii) obtain all Governmental Authorizations (or exemptions therefrom) necessary or required to allow Seller Parties to perform their obligations under this Agreement; (iii) assist and cooperate with Buyer and its representatives and counsel in obtaining all Governmental Authorizations that Buyer deems necessary or appropriate in the preparation of any document or other material that may be required by any Governmental Authority as a predicate to or as a result of the transactions contemplated herein (except with respect to the filings pursuant to the HSR Act, which shall be filed by the date set forth below); and (iv) obtain any and all third-party consents described in the last sentence of Section 8.6. With the assistance and cooperation of Seller Parties set forth above, Buyer shall give any required notices to, make any required filings with, and use its best efforts to obtain the required Governmental Authorizations. To the extent that Seller Parties and Buyer have not obtained all necessary Governmental Authorizations and consents or approvals from any private third-party in accordance with this Section 10.6 as of the Closing and Buyer nonetheless elects to close, then upon request by Buyer, Seller Parties shall use their commercially reasonable efforts to: (a) cooperate with Buyer in any reasonable and lawful arrangements under which Buyer would obtain the benefit of the matter concerned; and (b) enforce for the account of Buyer any rights of Seller Parties arising from the matter concerned at Buyer’s expense. If any Governmental Authorization or other authorization, consent or approval cannot be obtained, Buyer and Seller Parties will cooperate in any legal and commercially reasonable arrangement to obviate the need for that license or other authorization, consent or approval. Seller Parties and Buyer will use commercially reasonable efforts to make their own filing, and to assist one another in making the others’ filing, of a pre-merger notification report form pursuant to the HSR Act no later than five (5) Business Days from the date hereof. Seller Parties and Buyer will share equally all filing fees under the HSR Act with respect to the Contemplated Transactions.

10.7 Notice of Developments and Consents. Until the Closing Date, Seller Parties shall promptly advise Buyer in writing of (i) any change or event that would cause any condition to Closing in Article 8 or Article 9 to be unable to be satisfied, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) the existence of any matter arising or discovered which would have been required to be set forth or described in the exhibits or schedules to this Agreement. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. No disclosure by any party under this Section 10.7 shall be deemed to amend or to supplement the schedules to this agreement or to prevent or cure any misrepresentation, breach of warranty, breach of covenant, or any failure to satisfy a Closing condition. Each party shall use reasonable commercial efforts to promptly advise the other parties of the status and progress of such party in obtaining any consents or approvals of third parties or Governmental Authorities that are conditions to the consummation of the transactions contemplated by this Agreement.

10.8 Affirmative Covenants of Seller Parties. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller Parties will, and will cause the Target Entities to:

(a) carry on the Business in, and only in, the ordinary course of business consistent with past practice, and use all commercially reasonable efforts to preserve intact the Business, maintain their properties in all material respects in the same operating condition and repair as they exist as of the date of this Agreement, keep available the services of their present officers and significant employees and preserve their relationship with customers, suppliers and others having business dealings with them, such that there shall be no Material Adverse Effect after the date of this Agreement, and give Buyer written notice of the occurrence of a Material Adverse Effect;

(b) pay accounts payable and other obligations of the Target Entities or the Business when they become due and payable in Target Entities’ ordinary course of business consistent with past practice;

(c) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all laws rules and regulations affecting the Business or the Assets;

(d) keep in force all Governmental Authorizations necessary to the operation of the Business as now conducted and consistent with past practice;

(e) maintain in effect adequate casualty, public liability, professional malpractice and workers’ compensation insurance coverage; and

(f) provide to Buyer and its representatives and agents such additional information regarding the Assets and/or the Business as Buyer may reasonably request of Seller Parties.

10.9 Negative Covenants of Seller Parties. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller Parties will not, and will cause the Target Entities to not:

(a) take any affirmative action or fail to take any reasonable action within the Seller Parties’ or Target Entities’ control, as a result of which action or failure to act any of the changes or events set forth in Section 6.27(a) through (m) occurs or is likely to occur;

(b) amend, restate, repeal or alter (or authorize the amendment, restatement, repeal or alteration of) the Constituent Documents of any Target Entity;

(c) make any or omit to take any action that would cause or permit Seller Parties, the Target Entities or any of their respective Affiliates to violate any covenant of such parties set forth in this Agreement or that would be otherwise contrary to or in breach of any of the terms or provisions of this Agreement, including, without limitation, causing any of the representations or warranties of Seller Parties contained herein to be or become untrue in any respect; or

(d) agree or commit to do any of the foregoing.

10.10 Noncompetition Agreement.

(a) In consideration for the benefits Seller Parties, their Affiliates and owners (collectively, the “Non-Compete Persons”) will receive in connection with the transactions contemplated herein, which benefits the Non-Compete Persons hereby acknowledge, and as further consideration for, and as a condition to, the transactions contemplated hereby, and in order that Buyer and its Affiliates shall receive and be able to maintain the benefit of the goodwill, trade secrets and confidential information which Seller Parties enjoy and have enjoyed in connection with their operation of the Business, and recognizing that the covenants contained herein are not severable from such goodwill and are granted to Buyer in order to protect the same, and in order to otherwise protect the legitimate business interests of Buyer, each Non-Compete Person covenants and agrees that for a period commencing as of the Closing Date and continuing thereafter for a period of three (3) years thereafter:

(i) Except for the behavioral services to be operated in a children’s and/or adolescent behavioral services unit not to exceed 20 beds located within the San Jorge Children’s Hospital facilities in San Juan, Puerto Rico and the behavioral services to be operated at Urb. La Roca, Calle B, #173, Fajardo, Puerto Rico 00738, no Non-Compete Person will, directly or indirectly, operate, develop or own any interest (other than the ownership of less than 5% of the equity securities of a publicly traded company) in any business which has activities relating to ownership of, the management or operation of, or consultation regarding, with respect to any operation or business providing behavioral health inpatient, outpatient or residential treatment services, chemical and drug dependency-related consulting services that are in competition with the services then offered by the Business, in each case anywhere within the Restricted Territory (a “Competing Business”); or

(ii) No Non-Compete Person thereof will, directly or indirectly, (A) interfere with, solicit, disrupt or attempt to disrupt any past (but limited to the 24 months prior to Closing), present or prospective relationship, contractual or otherwise, between the Business, on one hand, and any referral source, patient, payor, supplier or employee of the Business (except as otherwise provided by applicable law), on the other hand, (B) solicit any Person who (1) has been an employee of any Target Entity or Business at any time during the twelve (12) months prior to the date hereof or (2) is an employee of any Target Entity or Business to leave his or her employment with any Target Entity or Business, Buyer or its respective Affiliates, or (C) hire any person who has been an employee of any Target Entity or Business at any time during the twelve (12) months prior to the date hereof; provided, any employee of any Target Entity or Business who remains such after Closing and thereafter ceases to be employed by any Target Entity, Business, Buyer or their Affiliates may be thereafter employed by any Non-Compete Person or any affiliate of any Non-Compete Person as long as no Non-Compete Person solicited such employee to quit his or her employment with Buyer or its Affiliates.

The activities described in clauses (i) and (ii) above are collectively referred to as the “Prohibited Activities.” The parties acknowledge that the Restricted Territory and Prohibited Activities (with respect to clause (i) above) substantially cover the geography and activities that comprise the market in which Business conducts its operations and affairs.

(b) The Non-Compete Persons hereby acknowledge that their agreements not to engage in the Prohibited Activities for the period of time provided herein are manifestly reasonable upon their face and that they are reasonable as to time and no greater than is required for the reasonable protection of Buyer and its affiliates in light of the substantial harm that Buyer would suffer should the Non-Compete Persons breach any of the provisions of this Section 10.10. The Non-Compete Persons further agree that the nature, kind and character of the Prohibited Activities are reasonably necessary to protect the interests of Buyer and its affiliates.

(c) If a judicial determination is made that any of the provisions of this Section 10.10 constitute an unreasonable or otherwise unenforceable restriction against any Non-Compete Person, the provisions of this Section 10.10 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable and only with respect to such Non-Compete Person. Any judicial authority construing this Section 10.10 shall be empowered to sever any portion of the Restricted Territory or Prohibited Activities from the coverage of this Agreement and to apply the provisions of this Section 10.10 to the remaining portion of the territory or the remaining activities not so severed by such judicial authority.

(d) The Non-Compete Persons agree that any violation of this Section 10.10 will result in irreparable injury to Buyer, that a remedy at law for any breach or threatened breach of the covenants contained herein will be inadequate and that in the event of any such breach, Buyer, in addition to any other remedies or damages available to Buyer at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages or securing or posting any bond. In the event of any breach of this Section 10.10 and in addition to an injunction, Buyer shall also be entitled to recover the amount of fees and other compensation earned by such Non-Compete Persons as a result of any such breach, plus any other damages a court of competent jurisdiction may find appropriate. The time period set forth in this Section 10.10 shall be tolled and suspended for a period of time equal to the aggregate quantity of time during which such Non-Compete Persons violates such prohibitions in any respect.

10.11 No-Shop Agreement. In consideration of the mutual covenants set forth herein and Buyer’s willingness to pursue this transaction, Seller Parties and their Affiliates (each a “Covered Person”) shall not, except as expressly contemplated herein, directly or indirectly, without Buyer’s prior written consent, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider any proposal of any other Person relating to: (a) a purchase, affiliation, joint venture or lease of all, or a material part of, the Target Entities, the Business, the Facilities or the Assets; (b) the management of the Target Entities, the Business, the Facilities or the Assets; (c) the transfer by Seller Parties or the Facilities of their ownership in any of the Target Entities; or (d) the issuance by Target Entities of any equity ((a), (b), (c) and (d) being, collectively , the “Prohibited Transactions”). If a Covered Person receives an unsolicited offer or inquiry relating to a Prohibited Transaction, Seller Parties shall (i) promptly notify Buyer, by telephone and thereafter confirm in writing, any of such inquiry, offer or negotiations and disclose the terms of any such proposal, (ii) notify the person making the unsolicited offer of the existence of this Agreement and put such person on notice that further unsolicited offers or inquiries shall be treated as tortious interference with this Agreement and (iii) reject the unsolicited offer or inquiry.

10.12 Cost Reports. Seller Parties, at their expense, shall prepare and timely file all Cost Reports required or permitted by law to be filed under the Federal Healthcare Programs or other third party payor programs for all periods ending on or prior to Closing or as a result of the consummation of the transaction described herein.

10.13 Misdirected Payments. Seller Parties and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by, or otherwise payable to, the other. In addition, and without limitation, in the event of a determination by any Governmental Authority or third party payor that payments to Target Entities or the Capestrano Facility prior to Closing resulted in an overpayment or other determination that funds previously paid by any program or plan to Target Entities or the Facility must be repaid, Seller Parties shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to Closing and Buyer shall be responsible for such repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after Closing. In the event that, following Closing, Buyer or any Target Entity suffers any offsets against reimbursement against any third party payor or reimbursement programs due to Buyer, relating to amounts owed under any such programs by Target Entities or the Capestrano Facility for payments made prior to Closing, Seller Parties shall immediately upon written demand from Buyer pay to Buyer the amounts so billed or offset. These obligations shall be in addition to any other remedies available herein.

10.14 Reserved.

10.15 Working Capital Adjustment.

(a) The Purchase Price is based, in part, on the Target Entities having an aggregate Working Capital of Three Million Six Hundred Thousand Dollars ($3,600,000.00) at the Effective Time (the “Working Capital Target”). Accordingly, the Purchase Price is subject to adjustment pursuant to the procedures set forth in this Section 10.15 if, as of the Closing Date, the aggregate Working Capital of the Target Entities is greater or less than the Working Capital Target. Schedule 10.15 sets forth an example calculation of the Target Entities’ Working Capital as of the Balance Sheet Date.

(b) Not later than five (5) Business Days before the Closing Date, Seller Parties shall deliver to Buyer its good faith estimate of the (i) difference between the Working Capital of the Target Entities as of immediately prior to the Closing (the “Estimated Closing Working Capital”) and the Working Capital Target (such difference, the “WC Adjustment at Closing”), and (ii) the Progress Payments.

(c) Within sixty (60) days after the Closing Date, Buyer shall deliver to the Seller Parties its good faith determination setting forth in reasonable detail the calculation of the Working Capital of the Target Entities as of the Closing Date (the “Buyer’s Working Capital Determination”). The Buyer’s Working Capital Determination shall be accompanied by reasonably detailed schedules setting forth the Buyer’s Working Capital Determination. If Seller Parties agree with the Buyer’s Working Capital Determination, the Buyer’s Working Capital Determination shall be final and binding as the “Closing Working Capital” for purposes of this Agreement and appropriate payments will be made as described in Section 10.15(f) below.

(d) Seller Parties may, within fifteen (15) days after the date of receipt of the Buyer’s Working Capital Determination, deliver to Buyer a written statement setting forth its objections thereto. In the event Seller Parties do not so object within such fifteen (15) day period, the Buyer’s Working Capital Determination shall be final and binding as the Closing Working Capital for purposes of this Agreement. In the event Seller Parties do so object within such fifteen (15) day period, Buyer and Seller Parties shall use their reasonable efforts to resolve, in good-faith, by written agreement (the “Agreed Adjustments”) any differences as to the Buyer’s Working Capital Determination and, in the event Seller and Buyer so resolve any such differences, the Buyer’s Working Capital Determination, in each case as adjusted by the Agreed Adjustments, shall be final and binding as the Closing Working Capital for purposes of this Agreement. In the event any objections raised by Seller Parties are not resolved by Agreed Adjustments within fifteen (15) days after Seller Parties advise Buyer of Seller Parties’ objections, Buyer and Seller Parties shall jointly select an independent auditor of recognized regional standing to resolve any remaining disagreements (the “Selected Accounting Firm”); provided that Crowe Horwath LLP will be the Selected Accounting Firm if Buyer and Seller Parties cannot agree on the selection of such independent auditor. The determination by such Selected Accounting Firm of the Closing Working Capital shall be final, binding and conclusive on the parties. Buyer and Seller Parties shall use their reasonable efforts to cause the Selected Accounting Firm to make its determination within thirty (30) days of accepting its selection.

(e) The parties shall make available to each other and, if applicable, the Selected Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request in order to review the Estimated Closing Working Capital and Buyer’s Working Capital Determination, respectively, or any matters submitted to the Selected Accounting Firm. The fees and expenses of the Selected Accounting Firm shall be borne by Buyer and Seller Parties in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $100,000 of disputed items and the Selected Accounting Firm determines that Seller Parties’ claim prevails with respect to $25,000 of such disputed items and Buyer’s claim prevails with respect to $75,000 of such disputed items, then Seller Parties would be obligated to pay seventy-five percent (75%) of the fees and expenses and Buyer would be obligated to pay twenty-five percent (25%) of the fees and expenses).

(f) Within five (5) Business Days after final determination of Closing Working Capital, or Progress Payments, the following shall apply:

a. If the Closing Working Capital exceeds the Estimated Closing Working Capital (such excess, the “Working Capital Excess”), Buyer shall, within five (5) Business Days of such determination, pay to Seller Parties by wire transfer of immediately available funds a dollar amount equal to such Working Capital Excess;

b. If the Closing Working Capital is less than the Estimated Closing Working Capital (such deficit, the “Working Capital Shortfall”), then Seller Parties shall within five (5) Business Days of such determination, pay to Buyer by wire transfer of immediately available funds a dollar amount equal to such Working Capital Shortfall.

c. Any discrepancies between the amount of the actual amounts of actual versus estimated Progress Payments will also be resolved in accordance with Section 10.15(d) above, and the appropriate payment will be made among the parties once resolved.

10.16 CMS 855 Applications. The information provided by the Seller Parties to Buyer for inclusion in the CMS 855 applications, including the attachments and exhibits thereto, will be true and correct in all material respects and will not omit any material fact or statement.

10.17 [Reserved].

10.18 Tampa Project Covenant. From the date hereof to the Closing Date, the Seller Parties shall undertake commercially reasonable efforts to cause the development and construction of the Tampa Project to be diligently prosecuted in a good and workmanlike manner, in accordance with the Contracts, plans and specifications therefore and all applicable laws, and shall use commercially reasonable efforts to ensure that no construction liens or other liens for labor, materials or services provided shall be registered or filed against the Tampa Project or any part of the Real Property on which it is located.

10.19 “Ten Broeck” Name Covenant. Within thirty (30) days after the receipt of a hospital license for the Tampa Project, the Buyer shall cause the name of Ten Broeck Tampa, Inc. to be changed so as to remove the “Ten Broeck” name in recognition that the Seller Parties are not transferring to Buyer their rights over the “Ten Broeck” name as part of this Agreement.

11. INDEMNIFICATION

11.1 Indemnification by Corporate Sellers. Subject to and to the extent provided in this Article 11, the Corporate Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its officers, members, employees, agents and Affiliates (the “Buyer Indemnified Parties”) from and against any and all direct or indirect damages, claims, losses, costs (including court costs and costs of appeal and including costs with respect to enforcement of an indemnity claim), liabilities, expenses or obligations (including, without limitation, reasonable attorneys’ fees and associated expenses) (collectively, “Losses”) incurred or suffered by any of the Buyer Indemnified Parties as a result of or arising from:

(a) any breach of or misrepresentation associated with any representation or warranty made in this Agreement on the part of any Seller Party, without regard to whether any Buyer Indemnified Party had any knowledge of the facts or circumstances giving rise to such breach;

(b) any breach, non-compliance or failure to perform fully any covenant or agreement made in this Agreement on the part of any Seller Party, without regard to whether any Buyer Indemnified Party had any knowledge of the facts or circumstances giving rise to such breach;

(c) the Excluded Liabilities;

(d) the acts or omissions of any of the Seller Parties, Target Entities or their respective officers, directors, members, employees, agents and independent contractors, including any act or omission constituting medical malpractice by any such person prior to the Closing Date;

(e) any fraud, willful misconduct or criminal acts of any of the Seller Parties, Target Entities or their respective officers, directors, members, employees, agents and independent contractors on or prior to the Closing Date;

(f) any and all liabilities or obligations of any nature whatsoever of or relating to claims for (i) Taxes of Seller Parties or their shareholders or members, (ii) Taxes assessed against the Target Entities, Buyer, the Business or the Assets that arise out of or are related to operation or conduct of the Business prior to the Closing Date to the extent not included in the final determination of Closing Working Capital, or (iii) Taxes incurred in connection with the sale of the Shares and the consummation of the transactions contemplated by this Agreement, which under the terms of this Agreement are the sole obligation and responsibility of Seller Parties, but which are assessed and/or collected by any Governmental Authority against Buyer;

(g) any and all Losses incurred by Buyer that are the responsibility of Seller Parties pursuant to Section 10.4 (Employee Matters);

(h) the claims of any broker or finder engaged by Seller Parties;

(i) any violation of HIPAA, the Federal Privacy Regulations, the Federal Transaction Regulations or applicable state privacy laws occurring at any of the Facilities prior to the Closing Date; or

(j) the billing practices of SJCH with respect to the Capestrano Facility or any Cost Reports filed by SJCH for any period ending on or before the Closing being incorrect or erroneous.

Subject to Sections 11.3 and 11.4 hereof, any indemnification payments shall be made within thirty (30) days of the date on which the amount of a Loss is identified in writing by the Buyer Indemnified Party(ies) to the Corporate Sellers, and payment shall be effected by the Corporate Sellers at the sole election of the Corporate Sellers by (i) wire transfer of immediately available funds of the Corporate Sellers or (ii) delivery of a certified check or official bank check in the amount of the indemnification liability.

11.2 Indemnification by Buyer. Subject to and to the extent provided in this Article 11, Buyer shall indemnify and hold harmless Seller Parties and their officers, directors, members, employees, agents and Affiliates (the “Seller Parties Indemnified Parties”) from and against any Losses incurred or suffered by any of the Seller Parties Indemnified Parties as a result of or arising from:

(a) any breach of or misrepresentation associated with any representation or warranty made in this Agreement on the part of Buyer, without regard to whether any Seller Parties Indemnified Party had any knowledge of the facts or circumstances giving rise to such breach;

(b) any breach, non-compliance or failure to perform fully any covenant or agreement made in this Agreement on the part of Buyer, without regard to whether any Seller Parties Indemnified Party had any knowledge of the facts or circumstances giving rise to such breach;

(c) the Assumed Liabilities;

(d) any fraud, willful misconduct or criminal act of Buyer (including any officer, employee or agent thereof);

(e) the acts or omissions of any of Buyer or its officers, directors, members, employees, agents and independent contractors occurring on or about the Facilities or occurring in connection with the operation of the Business on or after the Closing Date, including any act or omission constituting medical malpractice by any such person on or after the Closing Date; or

(f) the claims of any broker or finder engaged by Buyer.

Subject to Sections 11.3 and 11.4 hereof, any indemnification payments shall be made within thirty (30) days of the date on which the amount of a Loss is identified in writing by the Seller Parties Indemnified Party(ies) to Buyer, and payment shall be effected by Buyer, at the sole election of the Buyer Indemnified Party(ies), by (i) wire transfer of immediately available funds of Buyer, or (ii) delivery of a certified check or official bank check in the amount of the indemnification liability.

11.3 Survival/Indemnity Period. Except for (i) the obligations of Seller Parties under Section 10.10 and the obligations of the Corporate Sellers under Section 11.1(f) which shall survive the Closing for a period of thirty-six (36) months after the Closing Date, (ii) the obligations of the Corporate Sellers under Section 11.1(j) which shall survive the Closing until receipt of a final Notice of Program Reimbursement by the applicable Seller Party for each cost period, (iii) the obligation of the Corporate Sellers under Section 11.1(c) which shall survive the Closing indefinitely, the obligations of the Corporate Sellers under Section 11.1 shall survive the Closing for a period of eighteen (18) months after the Closing Date. Any claim by Buyer the Corporate Sellers or against the Seller Parties in respect thereof must be brought, if at all, during such period; provided, however, that the actual amount of Loss(es) need not be ascertained during such period. Except for (i) the obligations of Buyer under Sections 11.2(c) which shall survive the Closing indefinitely, the obligations of Buyer under Section 11.2 shall survive Closing for a period of eighteen (18) months after the Closing Date and any claim by Seller Parties in respect thereof must be brought, if at all, during the applicable survival period; provided, however, that the actual amount of Loss(es) need not be ascertained during such period.

11.4 Limitations.

(a) Notwithstanding Sections 11.1 and 11.2 hereof, the rights of the parties to be indemnified and held harmless under this Agreement shall be limited as follows:

(i) no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 11.1(a) hereof unless and until the aggregate dollar amount of all such claims shall have exceeded $50,000 (the “Buyer Basket”), and after such amount has been exceeded, the Buyer Indemnified Party shall be indemnified for all such Losses back to the first dollar;

(ii) no Seller Parties Indemnified Party shall be entitled to indemnification pursuant to Section 11.2(a) hereof unless and until the aggregate dollar amount of all such claims shall have exceeded $50,000 (the “Seller Parties Basket”), and after such amount has been exceeded, the Seller Parties Indemnified Party shall be indemnified for all such Losses back to the first dollar; and

(iii) the maximum aggregate liability of the Corporate Sellers on one hand, and the Buyer on the other hand, for indemnification claims made pursuant to Section 11.1(a) or Section 11.2(a) hereof shall each be limited to $5,000,000 (the “Cap”).

(b) No claim pursuant to Section 11.1 and Section 11.2 may be asserted under this Agreement unless either (i) the party making the claim gives the party against whom the claim is to be made notice of such claim before the end of the applicable survival period under Section 11.3 or (ii) the party against whom the claim would be made has actual knowledge of the facts which are the basis of the claim before the end of the applicable survival period under Section 11.3.

(c) The liability of a party with respect to any claim pursuant to Section 11.1 or Section 11.2 hereof shall be offset dollar for dollar by (i) any insurance proceeds received by the Indemnitee after the Effective Time in respect of the Losses for which such claim is asserted, and (ii) any other recovery made by the Indemnitee from any third party on account of the Losses for which such claim is asserted.

11.5 Letter of Credit.

(a) In order to guarantee their indemnity obligations under Section 11.1, the Seller Parties shall provide the Buyer at Closing a standby letter of credit in form and substance, and issued by a financial institution reasonably acceptable to Buyer in the amount of $5,000,000 (the “First Letter of Credit Amount”); provided that, (i) on the expiration of the period of eighteen (18) months from the date of this Agreement, the standby letter of credit shall be reduced to the greater of $2,500,000 or the aggregate face amounts of any pending Claims for which the Seller Parties may have an obligation to make indemnification, but to an amount no greater than the First Letter of Credit Amount (the “Second Letter of Credit Amount”), and (ii) on the expiration of the thirty-six (36) month period from the date of this Agreement, the letter of credit shall be reduced to the aggregate face amounts of any pending Claims for which the Seller Parties may have an obligation to make indemnification, but to an amount no greater than the Second Letter of Credit Amount.

(b) At any time, the Seller Parties shall have the right to deposit any amount required to be held by the Seller Parties under Section 11.5(a) in an interest bearing escrow account with an authorized entity acceptable to both the Seller Parties and Buyer, on escrow terms mutually acceptable to both Seller Parties and Buyer, and reduce the amount of the letter of credit otherwise required thereunder dollar for dollar. Any interest accrued in respect of the deposit shall belong to the Seller Parties, and the Seller Parties shall have the right to withdraw any such interest accrued, it being understood that the Seller Parties are only required to maintain in the escrow account the amount required to be maintained under Section 11.5(a).

(c) The Seller Parties agree that subject to the limitations of survival of indemnities set forth in Section 11.3 hereof, the standby letter of credit or the escrow account, as may be applicable, shall be maintained until the final disposition of any such Claim for which the Corporate Sellers may have an obligation to make indemnification.

11.6 Notice and Procedure.

(a) Any person seeking indemnity under any provision of this Agreement (the “Indemnitee”) shall promptly notify the party from whom indemnity is sought (the “Indemnitor”) as to (i) the nature of any claims, damages, losses or liabilities asserted by or against the Indemnitee for which the Indemnitee intends to seek indemnity hereunder (“Claims”) and (ii) if applicable, the commencement of any suit or proceeding brought to enforce any Claims. The Indemnitor shall assume the defense of any such suit or other proceeding and the Indemnitee shall cooperate fully, at the Indemnitor’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnitor with respect to such defense; provided, however, that if the defendants in any such action include both the Indemnitor and the Indemnitee and the Indemnitee reasonably shall have concluded that there may be a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnitee, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnitor. The Indemnitor shall not, without the written consent of the Indemnitee, (A) settle or compromise any claim or consent to the entry of any judgment which provides for relief other than the payment of monetary damages, (B) settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect to such claim, or (C) settle or compromise any claim or consent to entry of any judgment which includes an admission of wrongdoing by the Indemnitee.

(b) The Indemnitee, at the sole cost and expense of the Indemnitor, shall assist and cooperate with the Indemnitor in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnitee may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnitee shall, upon request by the Indemnitor or counsel selected by the Indemnitor and at the sole cost and expense of the Indemnitor, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and effect settlements; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnitee shall not make any demand upon the Indemnitor or counsel for the Indemnitor in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. The Indemnitee shall not, except at its own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any claim without the express approval of the Indemnitor. Notwithstanding the foregoing, the Indemnitee shall have the right to join in the defense of any litigation or claim at such Indemnitee’s own cost and expense, and, if the Indemnitee agrees in writing to be bound by and promptly to pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnitor is reasonably assured of the Indemnitee’s ability to satisfy such agreement, then, at the option of the Indemnitee, such Indemnitee may take over the defense of such litigation or claim.

(c) If the Indemnitee shall fail to promptly notify the Indemnitor as to (i) the nature of any Claims or (ii) the commencement of any suit or proceeding brought to enforce any Claims, or if the Indemnitee shall fail to perform its obligations as the Indemnitee hereunder or to cooperate fully with the Indemnitor in the Indemnitor’s defense of any suit or proceeding, then the indemnity with respect to the subject matter of such Claim shall continue, but shall be limited to the damages that would have nonetheless resulted absent the Indemnitee’s failure to notify the Indemnitor in the time required above after taking into account such actions as could have been taken by the Indemnitor had it received timely notice from the Indemnitee.

11.7 Right of Set-Off. Any amounts owed among the parties arising from obligations of indemnity pursuant to this Article 11 may be set-off against amounts otherwise owed from one party to the other.

11.8 Disregarding Materiality Exceptions. For purposes of calculating the amount of Losses to which an Indemnitee is entitled under this Article 11 (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” “Material Adverse Effect” and other qualifiers, modifiers or limitations (including monetary values and qualifiers as to “knowledge” or “Knowledge”) shall be disregarded.

12. TERMINATION; SPECIFIC PERFORMANCE

12.1 Termination Events. This Agreement may be terminated at any time prior to Closing upon prior written notice given by (or on behalf of) the party electing to terminate this Agreement to the other party:

(a) by mutual agreement of Buyer and Seller Parties (expressed in writing);

(b) by either Buyer or Seller Parties if (i) a Governmental Authority whose approval is necessary to consummate the transactions contemplated hereby shall have refused to approve the transactions contemplated hereby, and such decision is non-appealable or no appeal is taken within the statutory period, or (ii) any permanent injunction, court order or other order, decree or ruling of any court or other Governmental Authority of competent jurisdiction or new law or change to existing law permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;

(c) by either Buyer or Seller Parties if Closing shall not have occurred on or before sixty (60) days from the execution of this Agreement (subject to a 30-day extension if the applicable waiting period of the pre-merger notification report form filed pursuant to the HSR Act extends beyond sixty (60) days from the date thereof), provided, however, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to (i) any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of Closing to occur on or before such date, or (ii) any party whose failure to fulfill any material obligation under this Agreement or whose failure to use all good faith efforts to promptly cause the satisfaction of the conditions under Article 8 or Article 9, as applicable, has been the cause of, or resulted in, the failure of Closing to occur by such date;

(d) by Buyer, if a Material Adverse Effect shall have occurred since the Balance Sheet Date;

(e) by Buyer upon a breach in any material respect of any covenant or agreement on the part of Seller Parties set forth in this Agreement, or if any representation or warranty of Seller Parties shall have been materially breached or shall have been or become materially untrue, in any such case that the conditions set forth in Article 8 would be incapable of being satisfied on or before sixty (60) days from the execution of this Agreement (subject to a 30-day extension if the applicable waiting period of the pre-merger notification report form filed pursuant to the HSR Act extends beyond sixty (60) days from the date thereof) (or any later date as such date may be otherwise extended by mutual agreement of the parties);

(f) by Seller Parties upon a breach in any material respect of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been materially breached or shall have been or become materially untrue in any such case such that the conditions set forth in Article 9 would be incapable of being satisfied on or before sixty (60) days from the execution of this Agreement (subject to a 30-day extension if the applicable waiting period of the pre-merger notification report form filed pursuant to the HSR Act extends beyond sixty (60) days from the date thereof) (or any later date as such date may be otherwise extended by mutual agreement of the parties); or

(g) by Buyer if Buyer elects not to purchase the Shares, as provided for under Section 2.2 or Article 4.

12.2 Effect of Termination.

(a) Upon the termination of this Agreement, all obligations of the parties hereto shall terminate except the obligations which expressly survive the termination hereof or as otherwise provided in this Article 12. Termination of this Agreement by a party shall not preclude the terminating party from seeking remedies related to the breach of a representation, warranty or covenant contained in this Agreement.

(b) If this Agreement shall have been terminated by either party pursuant to Sections 12.1(e) or Section 12.1(f), then the breaching party shall pay the non-breaching an amount equal to $5,000,000 as liquidated damages, plus all of the non-breaching party’s reasonable out-of-pocket expenses incurred in connection with this Agreement (and the transactions contemplated thereby), including the reasonable fees and expenses of financial advisors, accountants and legal counsel. Payment of any amounts pursuant to this Section 12.2(b) shall be made as directed by the non-breaching party by wire transfer of immediately available funds within two (2) Business Days of such termination. The payment of any amounts pursuant to this Section 12.2(b) shall be the sole monetary remedy available. In the event of a termination by Buyer pursuant to Section 12.1(e), in addition to the damages specified herein, Seller Parties shall also return to Buyer the Deposit. In the event of a termination by Seller Parties pursuant to Section 12.1(f), Seller Parties may retain the Deposit, and the amount of such Deposit shall be applied towards the damages due from Buyer under this Section 12.2(b).

12.3 Specific Performance. In lieu of the liquidated damages stipulated under Section 12.2(b) as the sole monetary remedy, the non-breaching party shall be entitled, to obtain specific performance on the terms of this Agreement. In the event of action to specifically enforce this Agreement, the parties hereby waive the defense that there is an adequate remedy at law.

13. GENERAL

13.1 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or other electronic means or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller Parties:	To such Seller Party

c/o First Ten Broeck Tampa, Inc.
603 Main Street
Post Office Box 1100
Windermere, FL 34786-1100
Attn: Donald R. Dizney
Fax No.: (407) 876-5959

With a copy to:	Kevin Barkman
c/o First Ten Broeck Tampa, Inc.
603 Main Street
Post Office Box 1100
Windermere, FL 34786-1100
Fax No.: (407 876-5959

With a copy to:	Harry Cook, Esq.
McConnell Valdés, LLC
270 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Fax No.: (787) 759-2705

Buyer:	c/o Acadia Healthcare Company, Inc.
830 Crescent Centre Drive, Suite 610
Franklin, TN 37067
Attn: Christopher L. Howard, Esq.
Fax No.: (615) 261-9685

With a copy to:	Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201
Attn: Michael Hill, Esq.
Fax No.: (615) 251-1059

or to such other address, and to the attention of such other person or officer as any party may designate in writing.

13.2 Confidentiality; Public Announcement.

(a) It is understood by the parties hereto that the information, documents and instruments delivered to Seller Parties or any Affiliate of Seller Parties by Buyer or any Affiliate of Buyer or its agents and the information, documents and instruments delivered to Buyer or any Affiliate of Buyer by Seller Parties or any Affiliate of Seller Parties or their agents including, without limitation, this Agreement and all documents delivered hereunder, are of a confidential and proprietary nature (“Confidential Information”). Each of the parties hereto agrees that prior to and subsequent to Closing it will maintain the confidentiality of all such Confidential Information delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such Confidential Information to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any Confidential Information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto recognizes that any breach of this Section would result in irreparable harm to the other parties to this Agreement and their Affiliates and that therefore either Buyer or Seller Parties shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies.

(b) Prior to the Closing Date, neither party shall issue any press release or other public announcement, communications and/or notices concerning this Agreement or transactions contemplated by this Agreement. Notwithstanding the foregoing, either party may issue a press release or other public announcement, communications and/or notices concerning the transactions contemplated by this Agreement solely to the extent required by law or to comply with accounting or other disclosure obligations, provided, that the disclosing party shall give reasonable prior notice to the other party of any such requirement and/or obligation and shall provide the other party copies of any press release or other public announcement, communications and/or notices.

(c) Subject to the provisions of Section 10.6 with respect to the HSR Act pre-merger notification report and except for any other filings, reports, notifications or other communications with Governmental Authorities that are necessary for Buyer’s continued operation of the Facilities after the Closing, prior to the Closing Date, Buyer shall not file or make any reports, notifications or other communication with any Governmental Authority (unless so required by any law or regulation), including, without limitation, with the United States Securities and Exchange Commission, concerning this Agreement or transactions contemplated by this Agreement.

13.3 Cost of Transaction. Except as otherwise provided herein, (i) Buyer shall pay all costs and premiums associated with the Owner’s Policy, (ii) Seller Parties shall pay the fees, expenses and disbursements of Seller Parties and their agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto and (iii) Buyer shall pay the fees, expenses and disbursements of Buyer and their agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto (except in each case in respect of costs and fee incurred in connection with enforcement of this Agreement, which shall be paid by the losing party). Seller Parties shall be responsible for paying all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the sale of the Shares and the consummation of the transactions contemplated by this Agreement.

13.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

13.5 Choice of Law; Waiver of Jury Trial. The parties agree that this Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance interpretation, construction or enforcement of this Agreement to the laws of another jurisdiction. BUYER AND SELLER PARTIES HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.6 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns and no others; provided, however, that no party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, Buyer may, without the prior written consent of Seller Parties, assign its rights and delegate its duties hereunder to any Affiliate of Buyer.

13.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

13.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyer, or Seller Parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms (including duration, area or amount) to such illegal, invalid or unenforceable provision as may be possible.

13.9 Entire Agreement/Amendment; Counterparts. This Agreement supersedes all previous agreements, contracts and understandings and constitutes, together with the other documents, agreements, and instruments called for to be delivered pursuant to the Agreement, the entire agreement of whatsoever kind or nature existing between or among the parties in respect of the within subject matter and no party shall be entitled to benefits other than those specified herein. As among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. Each party hereto acknowledges that in entering into and executing this Agreement, such party relied solely upon the representations, warranties and agreements contained in this Agreement and no others. All prior representations, warranties or agreements, whether written or oral, not expressly incorporated herein are hereby superseded and no amendments, modifications or changes in or to this Agreement shall be effective unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. A facsimile copy of any Person’s signature or any such counterpart shall be fully effective as if an original signature.

13.10 Further Assurances. To the extent not already provided herein, on and after the Closing Date, Buyer and Seller Parties will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including putting Buyer in possession and control of the Business and the Assets or to convey title to the Shares to Buyer.

13.11 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and this Agreement does not, and shall not be construed to confer third-party beneficiary rights upon any other Person.

13.12 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

13.13 Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement. The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or subsection.

13.14 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

13.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence; provided however that if any time period specified herein ends on a day that is not a Business Day, it shall be deemed to end on the next succeeding Business Day.

13.16 [Deleted].

13.17 Delivery and Effect of Schedules. The parties hereto acknowledge and agree that the Seller Parties have not delivered all of the schedules called for by this Agreement as of the date of this Agreement. The Seller Parties covenant and agree to deliver such schedules to Buyer on or before ten (10) days from the date hereof. The parties acknowledge and agree that if all of the schedules are not delivered by such time, then the Buyer may terminate the Agreement. The parties further acknowledge and agree that the schedules, which must be approved and accepted in writing by Buyer, are being provided for informational purposes only and shall not in any way expand or affect the liabilities assumed by Buyer under this Agreement, which liabilities are exclusively limited to the Assumed Liabilities.

13.18 Due Diligence Production/Completion of Schedules.

(i) The parties hereto acknowledge and agree that the Seller Parties have not delivered to Buyer all of the documents and materials requested by Buyer (the “Due Diligence”), including the documents and materials responsive to the written requests made by senior management of Buyer and the Legal Document and Information Request previously delivered by Buyer. The Seller Parties covenant and agree (i) to timely deliver such Due Diligence and (ii) if certain items are not applicable to the Seller Parties, the Business or the Assets or not in existence, to notify Buyer accordingly, in each case no later than ten (10) days from the date hereof. The parties further acknowledge and agree that at the time of execution of this Agreement, the Seller Parties have not informed any of the employees, officers and independent contractors of the Target Entities of this transaction. As a result, certain of the Schedules to this Agreement have not been prepared in their final form at the time of execution of this Agreement. After review by each of the Seller Parties’ Knowledge Parties and in all cases within ten (10) days following execution of this Agreement (the “Initial Schedule Period”), the Seller Parties shall submit the updated Schedules in writing to the Buyer. The submitted Schedules shall be deemed accepted and thereby become a Schedule to this Agreement unless, within five (5) Business Days after receipt of such proposed Schedule (the “Schedule Objection Deadline”), Buyer provides written notice to the Seller Party (i) detailing a reasonable basis for its objection to the submitted Schedule, and (ii) if applicable, changes in such proposed Schedule or otherwise in this Agreement which would make the facts or circumstances disclosed in the Schedule to be acceptable. In such case, the parties shall use their best efforts to reconcile the information to be included on such proposed Schedule as quickly as possible. Should the parties not be able to resolve written objections within the earlier of (x) five (5) Business Days after the Schedule Objection Deadline, or (y) five (5) Business Days after Buyer provides notice to the Seller Parties of an objection to a Schedule (such date, the “Schedule Resolution Deadline”), then Buyer may withdraw from this Agreement and terminate it without any obligation or liability of any sort, this Agreement shall be treated as never having been executed or delivered, and any Deposit shall be returned.

(ii) From and after the expiration of the Initial Schedule Period until the earlier of the termination of this Agreement or the Closing Date, Seller Parties may prepare and deliver to Buyer supplements and/or amendments to the Schedules, which may contain additional Sections that are not in existence as of the date hereof relating to any of the provisions contained in Article 6, with respect to matters first arising after the expiration of the Initial Schedule Period (each, an “Update”), and each such Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 8.4 or 9.4. Notwithstanding the above, no update shall prejudice Buyer’s rights to indemnification under Section 11.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

SELLER PARTIES:

UMC TEN BROECK, INC.

By:	/s/ Kevin Barkman
Its:	Executive Vice President

/s/ Donald R. Dizney
Donald R. Dizney

/s/ David A. Dizney
David A. Dizney

CAPESTRANO HOLDING 12, INC.

By:	/s/ Kevin Barkman
Its:	Executive Vice President

FIRST TEN BROECK TAMPA, INC.

By:	/s/ Kevin Barkman
Its:	Executive Vice President

BUYER:

ACADIA MERGER SUB, LLC

By:	/s/ Christopher L. Howard
Its:	Vice President and Secretary

INDEX OF SCHEDULES AND EXHIBITS*

*	Schedules and Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Acadia agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Exhibits
Exhibit 2.2(c)	Certain Excluded Liabilities
Exhibit 6.2	Authorizing Resolutions of Corporate Sellers
Schedules
Schedule 3.1(a)	Progress Payments
Schedule 4.1(f)	Facility Liens
Schedule 4.1(g)	Violations
Schedule 6.2	Approvals/Consents
Schedule 6.4	Organization and Capitalization of Corporate Sellers
Schedule 6.5(a)	Financial Statements
Schedule 6.6	Contracts
Schedule 6.7(a)(i)	Real Property
Schedule 6.7(a)(ii)	Leased Real Property (Lessor)
Schedule 6.7(a)(iii)	Leased Real Property (Lessee)
Schedule 6.8	Excluded Assets
Schedule 6.11	Insurance
Schedule 6.12	Litigation
Schedule 6.13	Government Authorizations
Schedule 6.14(a)	Regulatory Compliance
Schedule 6.14(d)	Related Party Transactions
Schedule 6.14(e)	Referral Sources
Schedule 6.15	Compliance Program
Schedule 6.16	Certifications/Accreditations
Schedule 6.17	Cost Reports
Schedule 6.18	Reimbursement
Schedule 6.19	Medical Staff Matters
Schedule 6.21(c)	Tax Partnerships
Schedule 6.21(d)	Tax Jurisdictions
Schedule 6.22	Benefit Plans
Schedule 6.23(a)	Labor Matters
Schedule 6.23(b)	Employees
Schedule 6.24	Environmental Matters
Schedule 6.25	Medical Waste
Schedule 6.27	Certain Changes
Schedule 6.28	Personal Property
Schedule 6.29	Accounts Receivable
Schedule 10.4(a)	Acquired Employees
Schedule 10.4(c)	Continued Benefit Plans
Schedule 10.15	Working Capital Example